CONFIDENTIAL Execution Version STOCK PURCHASE AGREEMENT dated as of July 22, 2025 by and among NVQ INVESTORS HOLDING, LLC, CROMA-PHARMA GMBH, NOVAESTIQ CORP., WALDENCAST PLC and NOVAESTIQ HOLDING LLC

TABLE OF CONTENTS

		Page
ARTICLE I PURCHASE AND SALE OF THE SHARES		1
1.1	Purchase and Sale of the Shares	1
1.2	Purchase Price	1
1.3	Payments at Closing	1
1.4	Contingent Consideration	2
1.5	Purchase Price Adjustments	9
1.6	Adjustments	12
1.7	Withholding	13
1.8	Closing	13
ARTICLE II REPRESENTATIONS AND WARRANTIES OF BUYER		13
2.1	Organization and Standing	14
2.2	Authority	14
2.3	Conflicts, Consents and Approvals	14
2.4	Sufficiency of Funds	15
2.5	Investment Intent	15
2.6	Independent Investigation	15
2.7	Milestone Shares	15
2.8	Brokerage and Finder's Fee	15
2.9	Litigation	15
2.10	Issuance of Securities	15
2.11	SEC Documents	16
2.12	Undisclosed Liabilities; Indebtedness	16
2.13	Absence of Changes	16
2.14	Conflicts of Interest; Affiliate Transactions.	16
2.15	Ownership and Prior Operations of Buyer	17
2.16	No Other Representations and Warranties	17
ARTICLE III REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY		17
3.1	Organization and Standing	17
3.2	Capitalization	18
3.3	Conflicts; Consents and Approvals	18
3.4	No Material Adverse Change	18

- i -

3.5	Company Financial Statements	20
3.6	Compliance with Law	21
3.7	Litigation	22
3.8	Intellectual Property	22
3.9	Information Technology Matters and Data Privacy	24
3.10	Title to Assets; Real Property	25
3.11	Taxes	25
3.12	Employee Matters	27
3.13	Contracts	30
3.14	Regulatory Matters	31
3.15	Undisclosed Liabilities; Indebtedness	33
3.16	Bank Accounts	33
3.17	Conflicts of Interest; Affiliate Transactions	33
3.18	Trade Compliance; Customs Laws	33
3.19	Environmental Matters	34
3.20	Insurance	34
3.21	Brokerage and Finder's Fee	34
3.22	No Other Representations and Warranties	34
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS		34
4.1	Ownership of the Shares	35
4.2	Organization and Standing; Power and Authority	35
4.3	Conflicts, Consents and Approvals	35
4.4	Litigation	36
4.5	Brokerage and Finder's Fee	36
4.6	Reorganization	36
4.7	Investment Representations	36
ARTICLE V COVENANTS OF THE PARTIES		38
5.1	Release	38
5.2	Non-Solicitation, Non-Disclosure Covenants	38
5.3	Further Actions	39
5.4	Public Announcements	40
5.5	D&O Indemnification	40
5.6	R&W Policy	40

- ii -

5.7	No Challenge	40
5.8	Certain Reorganization Documents	40
5.9	Books and Records	41
5.10	Registration Rights	41
5.11	SEC Matters	41
5.12	Holdco Seller Continued Existence	42
ARTICLE VI CLOSING TRANSACTIONS		42
6.1	Deliveries by Buyer	42
6.2	Deliveries by Seller	42
ARTICLE VII TAX MATTERS		43
7.1	Straddle Period	43
7.2	Tax Contests	44
7.3	Transfer Taxes	44
7.4	Tax Returns	44
7.5	Pre-Closing Tax Refunds	45
7.6	Cooperation	45
7.7	Tax Treatment	45
ARTICLE VIII INDEMNIFICATION		46
8.1	Survival	46
8.2	Indemnification Obligations	46
8.3	Procedures	47
8.4	Limitations on Indemnification	49
ARTICLE IX MISCELLANEOUS		51
9.1	Notices	51
9.2	Interpretation	52
9.3	Counterparts	53
9.4	Entire Agreement	53
9.5	Third Party Beneficiaries	53
9.6	Governing Law; Resolution of Disputes	53
9.7	Specific Performance	53
9.8	Assignment	54
9.9	Expenses	54
9.10	Severability	54

- iii -

9.11 Counsel and Advisors.....54
9.12 Amendment; Waiver.....54
9.13 Construction.....54
9.14 Provisions Regarding Legal Representation; Attorney Client Privilege.....55

- iv -

- v - Schedules Schedule A Definitions Schedule A-1 Persons Named for Buyer Party Knowledge or Knowledge of Buyer Party Schedule A-2 Persons Named for Company’s Knowledge or Knowledge of Company Schedule A-3 Persons Named for Seller’s Knowledge or Knowledge of Sellers Schedule 1.3(a) Payees of Estimated Closing Indebtedness Schedule 1.3(b) Payees of Estimated Transaction Expenses Schedule 1.4 Sales Milestone Schedule Buyer Disclosure Schedule Seller Disclosure Schedule Schedule 6.2(a) Consents and Notices Schedule 6.2(b) Termination of Certain Contracts Schedule 6.2(h) Resignation of Directors and Officers Exhibits Exhibit A Reorganization Steps Exhibit B Market Development Agreement Exhibit C Phase 2 Product Option Agreement Exhibit D Registration Rights Agreement

- 1 - STOCK PURCHASE AGREEMENT This Stock Purchase Agreement (this “Agreement”) is made and entered into as of July 22, 2025, by and among NVQ Investors Holding, LLC, a Delaware limited liability company (“Holdco Seller”), Croma-Pharma GmbH, a company organized under the laws of Austria (“Croma,” and together with Holdco Seller, “Sellers” and each a “Seller”), Novaestiq Corp., a Delaware corporation (the “Company”), Waldencast plc, a public limited company incorporated under the laws of Jersey (“Waldencast”), and Novaestiq Holding LLC, a Delaware limited liability company (“Buyer”). Each of Buyer, Sellers and the Company are sometimes hereinafter referred to as a “Party” and, collectively, the “Parties”. Capitalized terms used but not defined herein have the meanings ascribed to such terms in Schedule A. BACKGROUND A. Prior to the date of this Agreement and conditional to the Closing, the direct and indirect holders of certain debt and equity interests of the Company have completed the reorganization and carve-out transactions set forth in Exhibit A attached hereto (the “Reorganization”). B. Following the completion of the Reorganization, Sellers collectively own all of the issued and outstanding capital stock (collectively, the “Shares”) of the Company as follows: Holdco Seller owns 45.92% of the Shares; and Croma owns 54.08% of the Shares (each, such Seller’s respective “Pro Rata Percentage”). C. WHEREAS, Sellers desire to sell, and Buyer desires to acquire from Sellers, all of the Shares, pursuant to terms and subject to the conditions set forth herein (the “Stock Purchase”). AGREEMENT Now, therefore, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows: ARTICLE I PURCHASE AND SALE OF THE SHARES 1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions hereof, on the Closing Date, Buyer shall purchase, and each Seller shall sell, convey, assign, transfer and deliver to Buyer, all Shares held beneficially and of record by such Seller, free and clear of all Encumbrances, other than Encumbrances imposed by applicable securities Laws. 1.2 Purchase Price. In consideration for the sale and transfer of the Shares and each Seller’s agreement to be bound by the terms of this Agreement (including the Restrictive Covenants), Buyer shall pay to Sellers in accordance with each Seller’s Pro Rata Percentage, (a) an aggregate amount in cash equal to $3,000,000 (the “Initial Consideration”, as adjusted pursuant to Section 1.5), plus (b) the contingent consideration, if any, payable pursuant to Section 1.4 (such contingent consideration (if any) together with the Initial Consideration, collectively the “Purchase Price”). 1.3 Payments at Closing; Deferred Consideration. (a) At the Closing, Buyer shall pay or cause to be paid, on behalf the Company, the Estimated Closing Indebtedness (if any) by wire transfer of immediately available funds, to the Persons

- 2 - specified on Schedule 1.3(a) (which is included in the Flow of Funds Memorandum delivered by Sellers to Buyer) in accordance with the Payoff Letters provided to Buyer and the Flow of Funds Memorandum prior to the Closing. (b) At the Closing, Buyer shall pay or cause to be paid, on behalf of Sellers and the Company, as applicable, the estimated Transaction Expenses payable at Closing by wire transfer of immediately available funds, to the Persons specified on Schedule 1.3(b) (which is included in the Flow of Funds Memorandum delivered by Sellers to Buyer) in accordance with the wire instructions provided to Buyer in the Flow of Funds Memorandum prior to the Closing. (c) At the Closing, Buyer shall pay or cause to be paid to Sellers, in accordance with their Pro Rata Percentage, by wire transfer of immediately available funds in accordance with the wire instructions provided by Sellers to Buyer prior to Closing in the Flow of Funds Memorandum, the Estimated Closing Payment; provided, however, as set forth in the Flow of Funds Memorandum, that: (i) the portion of the Closing Payment to be paid to Holdco Seller shall be reduced by an amount equal to the sum of the Aggregate Options Exercise Price and the Aggregate Note Warrants Exercise Price, and Holdco Seller in any distribution of any portion of such payment to the Holdco Members shall allocate such reduction to the Holdco Members who held Company stock options that were exercised and who held Company warrants to purchase Shares issued to holders of Company convertible notes that were exercised, in each case as part of the Reorganization, based on their respective actual exercise prices; and (ii) the portion of the Closing Payment to be paid to Croma shall be reduced by an amount equal to the Croma Warrant Exercise Price. 1.4 Contingent Consideration. (a) Phase 1 Approval Milestone. Promptly, but in any event within seven (7) Business Days, following the date on which Croma or the FDA notifies the Company that any Phase 1 Product has received its Regulatory Approval (the “Phase 1 Approval Milestone”), Waldencast and Buyer shall issue or cause to be issued an aggregate of 3,273,000 class A ordinary shares, par value $0.0001, of Waldencast (each, a “Class A Share” and collectively, the “Class A Shares”) (a) to Croma, in accordance with its respective Pro Rata Percentage and (b) to Holdco Seller in accordance with its respective Pro Rata Percentage (collectively, the “Approval Milestone Shares”). The aggregate number of Approval Milestone Shares shall be subject to adjustment pursuant to Section 1.6. Except as provided in Section 1.4(d), for an initial period of twelve (12) months from the date of the issuance of the Approval Milestone Shares in connection with the Phase 1 Approval Milestone (the “Initial Lock-Up Period”), each of Croma and Holdco Seller agrees that it shall not, without the prior written consent of the board of directors of Waldencast, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any Milestone Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Milestone Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the actions specified in clauses (i)-(iii), a “Transfer” and collectively, “Transfers”) until the end of the Initial Lock-Up Period (such Transfer restrictions, the “Lock-Up”). Following the Initial Lock-Up Period, at the end of each ninety (90) days thereafter and without regard to any exception to the

- 3 - Lock-Up pursuant to Section 1.4(d), the Lock-Up shall cease to apply to Approval Milestone Shares incrementally as follows: Period Aggregate Percentage of Approval Milestone Shares No Longer Subject to Lock-Up End of Initial Lock-Up Period 25% End of first 90-day period following Initial Lock-Up Period 50% End of second 90-day period following Initial Lock-Up Period 75% End of third 90-day period following Initial Lock-Up Period 100% The Lock-Up shall not apply to: (a) in the case of an entity, Transfers to or distributions to any direct or indirect shareholder, partner, member or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity; (b) in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization; (c) in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, Transfers pursuant to a qualified domestic relations order; and (e) in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; provided, however, that each such Person who receives Milestone Shares pursuant to clauses (a) through (e) (each such Person, a “Permitted Transferee”), must enter into a written agreement agreeing to be bound by the Lock-Up (it being understood that any references to “immediate family” in the agreement executed by such Permitted Transferee shall expressly refer only to the immediate family of each Holdco Member and not to the immediate family of the Permitted Transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of Holdco Member; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933 (the “Securities Act”). (b) Phase 1 Products First Sales Milestone. Promptly, but in any event within seven (7) Business Days, following the earliest of (i) the 100% achievement of the Phase 1 Products First Sales Milestone at any time on or prior to June 30, 2031 or (ii) achievement of over a 20% hurdle of the Phase 1 Products First Sales Milestone measured as of June 30, 2031, Waldencast and Buyer shall issue or cause to be issued the number of Class A Shares pursuant to the methodology set forth on the Sales Milestone Schedule attached hereto as Schedule 1.4 (the “First Sales Milestone Shares”) (a) to Croma in accordance with its respective Pro Rata Percentage and (b) to Holdco Seller in accordance with its respective Pro Rata Percentage; provided that, in no event shall the First Sales Milestone Shares exceed 3,273,000 Class A Shares in the aggregate, subject to any adjustment pursuant to Section 1.6. All First Sales Milestone Shares shall be subject to the Lock-Up for a period of six (6) months from the date of issuance of the First Sales Milestone Shares. The achievement of the Phase 1 Products First Sales Milestone pursuant to clause (i) or in part pursuant to clause (ii) shall be based on Waldencast’s results of operations for any trailing twelve

- 4 - (12)-month period (the “First Sales Milestone Achievement Date”), determined within sixty (60) days after the end of such fiscal quarter in which such trailing twelve (12)-month period ended. (c) Phase 1 Products Second Sales Milestone. Promptly, but in any event within seven (7) Business Days, following the earliest of (i) the 100% achievement of the Phase 1 Products Second Sales Milestone at any time on or prior to June 30, 2031 or (ii) achievement of over a 50% hurdle of the Phase 1 Products Second Sales Milestone measured as of June 30, 2031, Waldencast and Buyer shall issue or cause to be issued an additional number of Class A Shares pursuant to the methodology set forth on the Sales Milestone Schedule attached hereto as Schedule 1.4 (the “Second Sales Milestone Shares”) (a) to Croma in accordance with its respective Pro Rata Percentage and (b) to the Holdco Seller in accordance with its respective Pro Rata Percentage; provided that, in no event shall the Second Sales Milestone Shares exceed 3,273,000 Class A Shares in the aggregate, subject to any adjustment pursuant to Section 1.6. All Second Sales Milestone Shares shall be subject to the Lock-Up for a period of six (6) months from the date of issuance of the Second Sales Milestone Shares. The achievement of the Phase 1 Products Second Sales Milestone in whole pursuant to clause (i) or in part clause (ii) shall be based on Waldencast’s results of operations for any trailing twelve (12)-month period (the “Second Sales Milestone Achievement Date”), determined within sixty (60) days after the end of such fiscal quarter in which such trailing twelve (12)- month period ended. (d) Tax Lock-Up Exception. Notwithstanding anything to the contrary in this Section 1.4, twenty percent (20%) of the Approval Milestone Shares, a total of 654,600 Class A Shares (allocated to Croma and Holdco Seller in accordance with their respective Pro Rata Percentage), shall not be subject to the Lock-Up in order to enable Sellers and Holdco Members to satisfy any tax obligations, whether local, state or federal (or similar governing jurisdiction), foreign or domestic, resulting from the purchase and sale of the Shares. (e) Future Cash Payments. Buyer shall pay, and Waldencast shall cause Buyer to pay, to each Seller, by wire transfer of immediately available funds to the account(s) specified in writing and delivered to Buyer from time to time by such Seller, an amount equal to its Pro Rata Percentage of five percent (5.0%) of the Net Sales of Phase 1 Product commercial units per fiscal quarter in the United States of America, but only with respect to cumulative Net Sales of Phase 1 Products, from the date of first commercialization of any Phase 1 Product, in excess of the aggregate amount of $120,000,000.00, subject to the conditions set forth herein and therein (each such payment, a “Cash Payment” and collectively, “Cash Payments”) until the termination of the Market Development Agreement in accordance with its terms (the “Cash Payment Term”). The Cash Payments, if due and payable with respect to a fiscal quarter, shall be paid in arrears within forty-five (45) calendar days of the end of each three (3)-month period ending March 31, June 30, September 30 and December 31, respectively (each an “MDA Reporting Period”); provided, however, for the period beginning on the Closing Date and ending upon the last day of the first MDA Reporting Period that ends after the two (2) year anniversary of the date of receipt of all Regulatory Approvals for Saypha MagIQ in the United States of America (“Two-Year Period”), the Cash Payment for each MDA Reporting Period falling within the Two-Year Period shall be due within sixty (60) calendar days of the end of each such MDA Reporting Period. (f) Post-Closing Operations. (i) Following the Closing, subject to this Section 1.4(f) and the terms of the Market Development Agreement, Waldencast, through its applicable Subsidiaries, shall have sole discretion with regard to all matters relating to the operation of the Phase 1 Product business. (ii) Without Sellers’ prior written consent, Waldencast shall not, and shall cause its Subsidiaries, not to, amend, waive or modify any term, component or methodology set

- 5 - forth in the Market Development Agreement reasonably related to the calculation of Contingent Payments that would be reasonably likely to adversely impact the payment schedule of, or reduce the amount of, Contingent Payments to Sellers, including any agreement by Croma and the applicable Waldencast Subsidiary to terminate the Market Development Agreement other than as provided by its express terms as in effect as of the date hereof. (iii) From and after the Closing, Waldencast shall not, and shall cause its Subsidiaries not to take or omit to take any action (A) in bad faith with the effect or (B) with a purpose, in each case, of undermining the ability to achieve the Milestones or avoiding or reducing any Contingent Payments. For the avoidance of doubt, (x) any action taken by Waldencast or a Waldencast Subsidiary that would not be reasonably expected to adversely affect in any material respect the amount of the Contingent Payments, and (y) failure by Waldencast or any Subsidiary thereof to meet minimum purchase requirements set forth in the Market Development Agreement, in each case, shall not by itself constitute an act in bad faith or by itself be deemed to have a purpose of undermining the ability to achieve the Milestones or avoiding or reducing any Contingent Payments. (iv) Notwithstanding anything in this Agreement to the contrary, each Seller acknowledges and agrees that subject to the terms and conditions of this Section 1.4(f) and the Market Development Agreement, Buyer or an Affiliate of Buyer may currently or in the future offer products or services that compete, either directly or indirectly, with the Phase 1 Products and may make decisions with respect to such products and services that may cause one or more of the Contingent Payments to be reduced in amount or to not become due and payable at all. (g) Contingent Payment Information. (i) From and after the Closing and during the term of the Market Development Agreement, Buyer and Waldencast agree, and Waldencast shall cause its other Affiliates, including Obagi, to agree, to maintain complete and accurate books and records with respect to the marketing and other commercialization activities relating to, and sales of, the Phase 1 Products, and shall provide reasonable access to Sellers, upon advance written request and during normal business hours, to such books and records. (ii) Buyer and Waldencast shall promptly (but no later than five (5) Business Days following the achievement of a Milestone) notify Sellers in writing of the achievement of such Milestone, including the total amount of Net Sales for the applicable period and the calculation, as applicable, of First Sales Milestone Shares, Second Sales Milestone Shares, and/or Cash Payments with respect to such Net Sales (each, a “Milestone Report”). (iii) Within thirty (30) days following the end of each calendar quarter from and after the Closing, Buyer and Waldencast shall provide to Sellers a written report with respect to, as applicable, (A) until all Regulatory Approvals have been achieved, the status of regulatory approvals with respect to the Phase 1 Products to the extent provided to the Company, Buyer or Waldencast by Croma, (B) on the initial commercialization of the Phase 1 Products, confirmation of the same, (C) Net Sales during the previous calendar quarter and on an aggregate basis since the Closing, (D) each Cash Payment made during the previous calendar quarter, and (E) any other financial information reasonably related to the calculation of each such Cash Payment for verification purposes; provided that Sellers shall keep confidential, and shall not disclose to any Person other than their respective directors, managers, officers, and professional advisors with a need to know, any such Confidential Information, provided that Holdco Seller may disclose such information to any Holdco Member if (1) such information has been publicly disclosed by

- 6 - Waldencast or any Waldencast Subsidiary or (2) is determined on the advice of legal counsel not to be material nonpublic information of Waldencast and is disclosed subject to the confidentiality obligations set forth in the Limited Liability Company Agreement of Holdco Seller. (h) Audit Right. Upon the written request of either Seller, collectively not more than once each calendar year (unless (x) an audit has been requested under the Market Development Agreement, in which case the audit right set forth in this Section 1.4(h) shall not be exercisable in the same calendar year, or (y) an underpayment is discovered, in which case not more than quarterly for the next twelve (12) months from date of underpayment), Waldencast shall, and shall cause its Subsidiaries to, permit an Independent Accounting Firm to have access during normal business hours to such of the records of Waldencast and its Subsidiaries as may be reasonably necessary to verify the accuracy of a Milestone Report for any reporting period not more than thirty six (36) months prior to the date of such request; provided, however, Sellers may not audit any Milestone Report previously audited pursuant to this Section 1.4(h). The Independent Accounting Firm shall disclose to the Parties only whether or not such Milestone Report is correct and the amount and reason for any discrepancies. The fees charged by the Independent Accounting Firm shall be paid by the requesting Seller; provided, however, if the audit discloses a greater than three percent (3%) discrepancy in the Cash Payments payable by Buyer for any reporting period covered by an audited Milestone Report above the Cash Payments actually paid pursuant to such audited Milestone Report, then Buyer shall pay the fees and expenses charged by the Independent Accounting Firm within thirty (30) days of receipt of invoice. If the Independent Accounting Firm concludes that additional Cash Payments were owed for any such reporting period, Buyer shall pay the additional Cash Payments within thirty (30) calendar days of the date the requesting Seller delivers to Buyer the Independent Accounting Firm’s written report along with a corresponding invoice. The foregoing provisions shall apply equally to reimbursement by Sellers to Buyer of any overpayment of Cash Payments by Buyer. If an audit is requested under the Market Development Agreement, the parties to the Market Development Agreement shall promptly disclose to Holdco Seller any disclosure of the auditor provided to such parties with respect to such audit. (i) Termination of Market Development Agreement. Upon the termination of the Market Development Agreement in accordance with its terms, Sellers shall be entitled to receive only earned but unpaid Cash Payments as of the date of such termination and shall not be entitled to receive any further Cash Payment in respect of any Phase 1 Product. For the avoidance of doubt, nothing in this Section 1.4(i) shall be construed to limit or qualify any of the obligations under Section 1.4(f). (j) Change in Control. Without the Sellers’ prior written consent, the rights and obligations of Buyer and Waldencast pursuant to this Section 1.4 shall not be transferred or assigned by Buyer or Waldencast, except in connection with a Change in Control and as set forth in this Section 1.4(j). Waldencast agrees that it shall cause its applicable Subsidiaries not to transfer or assign its rights and obligations under the Market Development Agreement, except as permitted by the terms of the Market Development Agreement or required pursuant to this Section 1.4(j). If, after the Closing, there is a Change in Control of Waldencast or Obagi, the applicable terms set forth below shall apply. (i) General. (A) With respect to any Change in Control and notwithstanding anything to the contrary in Section 9.8, Waldencast shall cause the rights and obligations of Buyer and Waldencast under this Agreement to be assigned to and assumed by the purchaser, successor-in-interest or surviving entity in the Change in Control (the “Change in Control Successor”) or a direct or indirect Subsidiary thereof, except as modified pursuant to this Section 1.4(j);

- 7 - (B) all references to Buyer and Waldencast herein shall be interpreted as references to the Change in Control Successor or such Subsidiary, as applicable, and Section 1.4 (to the extent applicable) shall apply to such Change in Control Successor or such Subsidiary mutatis mutandis, except as expressly modified in this Section 1.4(j); and (C) Waldencast shall cause the rights and obligations of its Subsidiaries under the Market Development Agreement to be assigned to and assumed by the Change in Control Successor or a direct or indirect Subsidiary thereof, unless any Waldencast Subsidiary that is a party to the Market Development Agreement is a Subsidiary of the Change in Control Successor after the Change in Control. (ii) Change in Control to a Public Company. (A) If there is a Change in Control of Waldencast and the Change in Control Successor is an entity with equity securities listed on a national securities exchange (a “Public Company”), Sellers shall be entitled to receive on achievement of any applicable Milestone, in lieu of Class A Shares, the number of shares of the Change in Control Successor’s common equity (“Successor Shares”) in an amount equal, as applicable, to such number of Milestone Shares multiplied by the Class A Share exchange ratio specified for, or calculated to be consistent with the treatment of Class A Shares in connection with, the Change in Control. Such Successor Shares will be issued by Change in Control Successor when the applicable Milestone Shares would have been issuable pursuant to Section 1.4(a), Section 1.4(b) and Section 1.4(c). For Example: If the aggregate Milestone Shares achieved equals 6,400,000 Class A Shares and the exchange ratio between Class A Shares and the Successor Shares is 8-to-1, then the Successor Shares issued to Sellers would be calculated as follows: 6,400,000 Milestone Shares x 1/8 = 800,000 Successor Shares. (B) If there is a Change in Control of Obagi (which does not also constitute a Change in Control of Waldencast), Sellers shall be entitled to receive on achievement of any applicable Milestone, in lieu of Class A Shares, the number of Successor Shares according to a conversion ratio determined as if the number of outstanding limited liability company interests of Obagi were equal to the number of Class A Shares issued and outstanding as of such Change in Control (the “Conversion Ratio”) and otherwise calculated as set forth in Section 1.4(j)(ii)(A). Such Successor Shares will be issued by Change in Control Successor when the applicable Milestone Shares would have been issuable pursuant to Section 1.4(a), Section 1.4(b) and Section 1.4(c). For Example: If there are 122,000,000 Class A Shares issued and outstanding as of such Change in Control of Obagi, then for purposes of calculating the Conversion Ratio, Obagi shall be deemed to have 122,000,000 limited liability company interests outstanding. If the Milestone Shares achieved equals 6,400,000 Class A Shares and the exchange ratio between Obagi’s limited liability company interests and the Successor Shares is 8-to-1, then the Successor Shares issued to Sellers would be calculated as follows: 6,400,000 Milestone Shares x 1/8 = 800,000 Successor Shares. (iii) Change in Control Other Than to a Public Company. (A) If there is a Change in Control of Waldencast and the Change in Control Successor is not a Public Company including pursuant to item (ii) of the definition

- 8 - of Change in Control, Sellers shall be entitled to receive on achievement of any applicable Milestone, in lieu of any Milestone Shares or equity interests of any Change in Control Successor, cash in an amount equal to the product of (1) the applicable number of Milestone Shares issuable pursuant to the Sales Milestone Schedule and (2) the price per Class A Share specified or calculable in such Change in Control, with such cash payment being due and payable by the Change in Control Successor when the applicable Milestone Shares would have been issuable pursuant to Section 1.4(a), Section 1.4(b) and Section 1.4(c). For Example: If Waldencast undergoes a Change in Control for $1,800,000,000 and Waldencast has 122,000,000 Class A Shares issued and outstanding as of such sale, the price per Class A Share is $15. Assuming full achievement of 6,400,000 Milestone Shares, the total cash payout to Sellers would be calculated as follows: 6,400,000 x $15 = $96,000,000. (B) If there is a Change in Control of Obagi (which does not also constitute a Change in Control of Waldencast) and the Change in Control Successor is not a Public Company, Sellers shall be entitled to receive on achievement of any applicable Milestone, in lieu of any Milestone Shares or equity interests of any Change in Control Successor, cash in an amount equal to the product of (1) the applicable number of Milestone Shares issuable pursuant to the Sales Milestone Schedule and (2) the price per limited liability company interest of Obagi specified or calculable in such Change in Control, in each case as determined according to the Conversion Ratio, with such cash payment being due and payable by the Change in Control Successor when the applicable Milestone Shares would have been issuable pursuant to Section 1.4(a), Section 1.4(b) and Section 1.4(c). For Example: If Obagi undergoes a Change in Control for $1,200,000,000 and Waldencast has 122,000,000 Class A Shares issued and outstanding as of such Change in Control, the price per limited liability company interest of Obagi is $10. Assuming full achievement of 6,400,000 Milestone Shares, the total cash payout to Sellers would be calculated as follows: 6,400,000 x $10 = $64,000,000. (C) In the event that the board of directors of Waldencast elects to initiate a sale process intended to result in a Change in Control of Obagi, then Sellers shall be promptly notified and invited to submit a bid to acquire Obagi in connection with such sale process. (k) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise payable to Sellers (including through the issuance of Class A Shares) pursuant to this Section 1.4 the amount of (1) any Purchase Price adjustment due from Sellers but unpaid to Buyer pursuant to Section 1.5 and (2) any amounts due from Sellers but unpaid to Buyer as finally determined pursuant to Article VIII, subject to the following requirements: (i) Any such set-off shall be made (A) first, against any Cash Payments otherwise payable to Sellers at the time of such set-off (if any) and (B) second, against any Milestone Shares otherwise issuable to Sellers under this Section 1.4. (ii) If Buyer proposes to exercise its right of set-off with respect to any Milestone Shares, it shall first give notice thereof to Sellers and a reasonable opportunity of not less than thirty (30) days for each Seller to elect to make a cash payment in the amount of such set- off in lieu of a set-off against Milestone Shares issuable thereto.

- 9 - (iii) With respect to any set-off against Milestone Shares issuable to Sellers, the value of a Class A Share shall be equal to the volume-weighted average closing price per Class A Share over the thirty (30)-day period ending on the tenth (10th) day prior to the date of the set- off. (l) Issuance of Milestone Shares. The Milestone Shares that may be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) subject to the restrictions set forth in Section 5.10(b), an exemption from such registration exists. Any Milestone Shares issued hereunder will bear or reflect, as applicable, a legend substantially similar to the following: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (II) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION AND, IN THE CASE OF CLAUSE (III), IF SO REQUESTED BY THE ISSUER, UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FROM THE HOLDER IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.” 1.5 Purchase Price Adjustments. (a) Estimated Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Company, in consultation with Sellers, shall prepare or cause to be prepared in good faith and deliver to Buyer the following documents: (i) An estimated balance sheet of the Company (the “Estimated Closing Balance Sheet”) as of the Effective Time, together with a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail Sellers’ good faith estimates of the Closing Indebtedness (“Estimated Closing Indebtedness”), Transaction Expenses, Closing Cash, Current Liabilities (“Estimated Current Liabilities”) and the Estimated Closing Payment, in each case as of the Effective Time as derived from the Estimated Closing Balance Sheet. The Estimated Closing Statement (including the amounts of Estimated Closing Indebtedness, Transaction Expenses, Closing Cash, and Current Liabilities set forth therein) and the Estimated Closing Balance Sheet shall be prepared and calculated in good faith by the Company in accordance with GAAP, in each case unless otherwise agreed by Sellers and Buyer. Until two (2) Business Days prior to the Closing Date, Buyer may propose, and the Company, in consultation with Sellers, will consider in good faith but is under no obligation to agree to, revisions to the Estimated Closing Balance Sheet and

- 10 - the Estimated Closing Statement. Unless each Seller agrees to any such changes, the Estimated Closing Statement delivered by the Company shall be used for purposes of calculating the Estimated Closing Payment. (ii) A flow of funds memorandum (the “Flow of Funds Memorandum”) containing (x) the accounts and wire instructions for (A) each Seller, (B) all intended recipients of payments and applicable amounts with respect to the Estimated Closing Indebtedness on Schedule 1.3(a) and (C) all intended recipients of payments and applicable amounts with respect to the estimated Transaction Expenses on Schedule 1.3(b), and (y) an acknowledgment and agreement, duly executed by each Seller, that the Flow of Funds Memorandum sets forth a true and correct calculation of the amounts set forth therein (or a good faith estimate, in the case of the Estimated Closing Indebtedness and estimated Transaction Expenses). Other than Buyer’s obligation to make payments in the amounts and to the accounts listed in the Flow of Funds Memorandum, Buyer shall have no liability to any Seller or any third party, including any equity holder of any Seller, in respect of the Flow of Funds Memorandum and payments made pursuant thereto. (iii) Notwithstanding preparation or delivery by the Company or anything else to the contrary herein, Sellers shall be liable on a several and not joint basis based on their respective Pro Rata Percentage with respect to any breach of the Company’s obligations set forth in this Section 1.5(a). (b) Post-Closing Adjustment. (i) Within ninety (90) days after the Closing Date, Buyer shall deliver to Sellers a balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s proposed determinations of the actual Closing Indebtedness, Transaction Expenses, Closing Cash, Current Liabilities and the Closing Payment, in each case, as of the Effective Time and as derived from the Closing Balance Sheet. The Closing Balance Sheet and the Closing Statement shall be prepared in good faith by Buyer in accordance with GAAP, in each case unless otherwise agreed by Sellers and Buyer. If the amounts set forth on the Closing Statement differ from those set forth on the Estimated Closing Statement, then the Closing Statement shall include a statement showing (A) the specific line items in the Closing Indebtedness, Transaction Expenses, Closing Cash and Current Liabilities corresponding to such differences; (B) the amount of each such line-item difference; and (C) in reasonable detail, the factual basis for each such difference. (ii) As promptly as possible, but in any event no later than the fifth (5th) Business Day following the Determination Date, in accordance with Section 1.5(c), an adjustment to the Closing Payment shall be made as follows: (A) If the Closing Payment as finally determined pursuant to Section 1.5(c) is less than the Estimated Closing Payment, then the absolute value of the difference shall, within five (5) Business Days, be paid to Buyer by Sellers in accordance with their Pro Rata Percentage by wire transfer of immediately available funds to an account designated by Buyer in writing no later than five (5) Business Days prior to such payment. The obligations of Sellers to make such payments shall be several based on their respective Pro Rata Percentage. (B) If the Closing Payment as finally determined pursuant to Section 1.5(c) is greater than the Estimated Closing Payment, then Buyer shall, within five

- 11 - (5) Business Days, pay to each Seller an amount equal to such Seller’s Pro Rata Percentage portion of the excess amount by wire transfer of immediately available funds to the accounts specified by such Seller in the Flow of Funds Memorandum. (C) If the Closing Payment as finally determined pursuant to Section 1.5(c) is equal to the Estimated Closing Payment, then no adjustment payment shall be made by any Party. (iii) Any payments made pursuant to this Section 1.5(b) shall be treated by the Parties as an adjustment to the Initial Consideration for Tax purposes unless otherwise required by applicable Law. (c) Examination and Review. Following the Closing, Waldencast and Buyer shall give each Seller and any accountants and authorized representatives of such Seller reasonable access during normal business hours, as may be reasonably requested from time to time in writing by such Seller if, and to the extent, reasonably necessary, to the personnel (solely to the extent involved in the preparation of the Closing Statement) and to the books and records of the Company and the Business relating to periods on or prior to the Closing Date for the sole purpose of preparing, reviewing and resolving any disputes relating to the calculation of any of the amounts set forth on the Closing Balance Sheet and Closing Statement. The Closing Balance Sheet and the Closing Statement (and the proposed determinations of Closing Indebtedness, Transaction Expenses, Closing Cash, Current Liabilities and Closing Payment reflected on the Closing Statement) will be final, conclusive and binding on the Parties unless either Sellers notifies, or both Sellers notify, Buyer in writing within thirty (30) days (the “Objection Deadline Date”) after receipt of Buyer’s determinations of Closing Indebtedness, Transaction Expenses, Closing Cash, Current Liabilities and Closing Payment that such Seller(s) disagree with Buyer’s determination of any such amounts (a “Notice of Disagreement”). If either or both Sellers timely deliver a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (“Disputed Amount”, and collectively such matters, the “Disputed Amounts”) and all such Disputed Amounts shall be based only on (i) mathematical or clerical errors, (ii) that the amounts included in or absent from the Closing Statement were not determined in accordance with the definitions of Closing Indebtedness, Transaction Expenses, Closing Cash, Current Liabilities and Closing Payment, or (iii) the calculation of the amounts included in the Closing Statement were not determined in accordance with this Agreement. The Notice of Disagreement shall specify what such Seller(s) reasonably believes is the correct amount for each Disputed Amount and be accompanied by a reasonably detailed explanation. Any component of the calculations set forth in the Closing Statement that is not the subject of a timely delivered Notice of Disagreement by Sellers shall be final and binding upon Buyer and Sellers. If either or both Sellers deliver a Notice of Disagreement by the Objection Deadline Date, Buyer and Sellers thereafter shall negotiate in good faith to resolve any Disputed Amounts. If Buyer and Sellers are unable to resolve all Disputed Amounts within thirty (30) days after Sellers deliver the Notice of Disagreement, Buyer and Sellers shall submit any remaining Disputed Amounts to an impartial nationally recognized firm of independent certified public accountants other than Sellers’, Waldencast’s or Buyer’s accountants and reasonably acceptable to Sellers and Buyer (the “Independent Accounting Firm”) for resolution within thirty (30) days following expiration of the thirty (30)-day negotiation period. Each of Sellers and Buyer shall furnish to the Independent Accounting Firm such information and documents as may be requested by the Independent Accounting Firm and may also furnish to the Independent Accounting Firm such other information and documents as such Party deems relevant, in each case with copies being given to the other Party substantially simultaneously. The Independent Accounting Firm shall, at its discretion or at the written request of Sellers or Buyer, conduct a conference with both of Sellers and Buyer concerning the Disputed Amounts and each of Buyer and Sellers shall have the right to present additional documents, materials and other information and to have present its representatives at such conference. No Party or its representatives shall be permitted to engage in any ex- parte communications (whether written or oral) with the Independent Accounting Firm. The Independent

- 12 - Accounting Firm shall only review the Disputed Amounts (and shall not investigate any other matter independently) and in no event shall the decision of the Independent Accounting Firm provide for a calculation of any Disputed Amount that is less than the lowest value for such Disputed Amount claimed by Buyer or Sellers, as applicable, or greater than the highest amount for such Disputed Amount claimed by Buyer or Sellers, as applicable. The Independent Accounting Firm’s determination will be (i) in writing, (ii) furnished to each of Buyer and Sellers within thirty (30) days after Sellers’ and Buyer’s respective final calculations of the Disputed Amounts have been submitted to the Independent Accounting Firm, (iii) limited in scope to whether such final calculations of the Disputed Amounts were done in accordance with this Section 1.5, the related definitions herein and/or contained mathematical or clerical errors and (iv) accompanied by a reasonably detailed basis for its determination in respect of each Disputed Amount under its review. The resolution of the Disputed Amounts and the determination of Closing Indebtedness, Transaction Expenses, Closing Cash, Current Liabilities and Closing Payment by the Independent Accounting Firm, absent fraud, intentional misconduct (including a deliberately misleading submission by a Party or its representatives) or manifest error, shall be final and binding on Buyer and Sellers and may be entered as a final judgment in any court of competent jurisdiction. The first date upon which Closing Indebtedness, Transaction Expenses, Closing Cash, Current Liabilities and Closing Payment has been definitively determined pursuant to this Section 1.5(c) shall be referred to herein as the “Determination Date”. The Parties agree that the procedures set forth in this Section 1.5(c) for resolving disputes with respect to the Closing Statement, Closing Indebtedness and Transaction Expenses, Closing Cash, Current Liabilities and Closing Payment shall be the sole and exclusive method for resolving any such disputes. The fees and disbursements of the Independent Accounting Firm with respect to a Notice of Disagreement shall be allocated between Buyer and Sellers, based upon a fraction, the numerator of which is the portion of the aggregate monetary amount of the Disputed Amounts not awarded to the applicable party and the denominator of which is the aggregate monetary amount of the Disputed Amounts, as determined by the Independent Accounting Firm in its final determination. For example, if Sellers object to the Closing Statement calculations in the net amount of $1,000, and the Independent Accounting Firm determines that Sellers have a valid claim for $400 of the $1,000, Sellers shall collectively bear 60% of the fees and expenses of the Independent Accounting Firm and Buyer shall bear 40% of the fees and expenses of the Independent Accounting Firm. Each of the Parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Independent Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Independent Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Independent Accounting Firm’s engagement. The Independent Accounting Firm shall act as an expert, not as an arbitrator, in resolving such Disputed Amounts; provided that the Independent Accounting Firm shall be entitled to the immunities of an arbitrator. 1.6 Adjustments. (a) General. Without limiting the other provisions of this Agreement, if at any time prior to the issuance of the Second Sales Milestone Shares pursuant to the terms of this Agreement, there occurs any change in the number, class or rights outstanding Class A Shares (other than any bona fide issuance of additional shares of capital stock of Waldencast), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), stock dividend, combination, exchange, readjustment of shares, or similar transaction or distribution paid in stock, or any conversion of Class A Shares into another class or series of equity securities, then the number and class of the shares of Waldencast capital stock issuable pursuant to this Agreement as Milestone Shares shall be equitably and appropriately adjusted to reflect such change and the term “Milestone Shares” shall be deemed amended to reflect such change.

- 13 - (b) Determination of Adjustment. Any adjustment pursuant to this Section 1.6 shall apply to Milestone Shares in the same manner as it applies to Class A Shares held by shareholders of Waldencast. (c) Advance Notice to Sellers. Waldencast shall provide Sellers with the same prior notice of any corporate action, transaction or proposed issuance of securities that is reasonably expected to result in an adjustment to the Class A Shares issuable pursuant to this Agreement as provided to the then- current holders of Class A Shares. (d) Non-Circumvention. Without limiting its obligations pursuant to Section 1.6(a) and subject to the Lock-Up, Waldencast shall not take, authorize or permit any action, or omit to take any action that causes any modifications to the rights, privileges or obligations of Milestone Shares, when issued and vested, to be different than Waldencast’s Class A Shares generally. This includes any action taken in connection with corporate reorganizations, share reclassifications or strategic transactions. Nothing in this Section 1.6 shall restrict Waldencast from engaging in bona fide transactions undertaken for valid business purposes, provided that such actions are not structured or implemented in bad faith or with the intent to reduce or avoid the obligations to issue Milestone Shares under this Agreement. 1.7 Withholding. Notwithstanding any other provision in this Agreement, the Company, Sellers, and Buyer shall have the right to deduct and withhold from any consideration otherwise payable pursuant to this Agreement (including any amounts treated as imputed interest pursuant to Section 483 of the Code or any similar provision of applicable Law) such amounts as the Company, Sellers, or Buyer are required to deduct and withhold with respect to the making of such payment under any applicable Law and to collect any necessary Tax forms, including an appropriate Form W-9 or W-8 (as applicable), or any similar information, in connection therewith. Each of the Company, Sellers and Buyer shall promptly provide notice to Buyer or Sellers, as applicable, in respect of any withholding expected to be made following the Closing at least ten (10) Business Days prior to any such withholding (other than any withholding on amounts treated as compensation), and the Parties shall cooperate in good faith with respect to any exemption from or reduction of such withholding available under applicable Law. The withholding party shall provide to the other Party evidence reasonably satisfactory to such other Party of payment of any withheld amounts to the relevant Governmental Authority. To the extent that amounts are withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. 1.8 Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures in PDF format on the date hereof, or at such other time, date and location as the Parties agree in writing (the “Closing Date”). The Parties will treat the Closing as being effective at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). ARTICLE II REPRESENTATIONS AND WARRANTIES OF BUYER Subject to the exceptions set forth in a numbered or lettered section of the Buyer Disclosure Schedule referencing a representation or warranty herein, each of which exceptions, in order to be effective, shall expressly indicate the Section to which it relates (unless the relevance to other representations and warranties is reasonably apparent on the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties under this Article II and as disclosed in any report, schedule, form, statement, registration statement, prospectus or other document (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information

- 14 - required to be incorporated therein) required by the Securities Act or Exchange Act to be filed or furnished by Waldencast with the SEC since January 1, 2023, and publicly available prior to the date of this Agreement (collectively, together with any documents filed with or furnished to the SEC during such period by Waldencast on a voluntary basis, the “SEC Documents”), Waldencast and Buyer, jointly and severally, hereby represent and warrant to Sellers that the representations contained in this Article II are true, correct and complete as of the date hereof (or, if made as of a specified date, as of such date). 2.1 Organization and Standing. Waldencast is a public limited company incorporated under the laws of Jersey. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Waldencast and Buyer have full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Waldencast and Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its ability to consummate the Transactions. 2.2 Authority. Each of Waldencast and Buyer has all requisite power and authority to enter into this Agreement and each Ancillary Document to which it is party, and to consummate the Transactions. This Agreement has been, and each of the Ancillary Documents to be executed and delivered by each of Waldencast and Buyer at the Closing shall be, duly and validly executed and delivered by Waldencast and Buyer, respectively, and the execution, delivery and performance thereof and the consummation of the Transactions have been duly authorized, respectively, by all necessary corporate action on the part of Waldencast and Buyer. Assuming due authorization, execution and delivery by Sellers (for documents to which Sellers are parties), this Agreement, and each Ancillary Document to which each of Waldencast and Buyer is a party constitute the legal, valid and binding obligations thereof, enforceable against such Party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). 2.3 Conflicts, Consents and Approvals. Neither the execution nor delivery by Waldencast or Buyer of this Agreement or the Ancillary Documents to which Waldencast or Buyer is a party nor the consummation of the Transactions will: (a) conflict with, or result in a breach of any provision of the Organizational Documents of Waldencast or Buyer; (b) materially violate, or conflict with, or result in a material breach of, any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any material benefit under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance upon any of the material properties or assets of Waldencast or Buyer under, any of the terms, conditions or provisions of any material agreement or other instrument or obligation to which Waldencast or Buyer is a party or by which its assets or properties are bound (provided that any agreement, the breach of which by Buyer or Waldencast would adversely impact the ability of Waldencast and Buyer or any of their Affiliates to perform their obligations under this Agreement and each Ancillary Agreement to which they are a party, shall be considered a material agreement); (c) violate any Laws applicable to Waldencast or Buyer or any of Waldencast’s or Buyer’s properties or assets; or

- 15 - (d) require any action or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority. 2.4 Sufficiency of Funds. Buyer shall have at the Closing access to sufficient unrestricted cash or other sources of immediately available funds, including pursuant to its bank facility, to enable it to make payment of the Purchase Price. 2.5 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act. 2.6 Independent Investigation. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions. 2.7 Milestone Shares. The Milestone Shares to be issued by Waldencast to Croma or to the Holdco Members on behalf of Sellers pursuant to this Agreement, if any, are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non- assessable, and shall be free and clear of all Encumbrances, except for the Lock-Up and any transfer restrictions imposed by applicable Laws. The Milestone Shares have been offered and will be issued and delivered by Waldencast pursuant to the terms of this Agreement in compliance with all applicable provisions of the Securities Act and the rules and regulations thereunder, in reliance upon an exemption thereunder, and all applicable state securities laws and the rules and regulations thereunder, in reliance upon a federal statutory exemption from state securities laws restrictions and regulations with respect to the Milestone Shares. 2.8 Brokerage and Finder’s Fee. Excluding, for the avoidance of doubt, any financial, tax, legal and other similar advisory fees, and other than as set out on Section 2.8 of the Buyer Disclosure Schedule, no broker, finder or investment banker or other similar Person is directly or indirectly entitled to any brokerage, finder’s fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of Waldencast, Buyer or any of their Affiliates. 2.9 Litigation. As of the date hereof, except as set forth on Section 2.9 of the Buyer Disclosure Schedule, there are no Actions pending or, to the Knowledge of Buyer Party, threatened against or otherwise relating to Waldencast or Buyer that challenge or seek to enjoin, alter or materially delay the Transactions or that would reasonably be expected to have a material adverse effect on Waldencast’s or Buyer’s ability to perform its obligations hereunder. 2.10 Issuance of Securities. Assuming the truth and accuracy of the representations and warranties of Sellers set forth in Article IV, the issuance of the Milestone Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither Waldencast nor, to the Knowledge of Buyer Party, any other Person authorized by Waldencast to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Milestone Shares, and neither Buyer nor, to the Knowledge of Buyer Party, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Milestone Shares under this Agreement to be integrated with prior offerings or issuances by Waldencast for purposes of the Securities Act or that would otherwise result in Regulation D or any other applicable exemption from registration under the Securities Act failing or ceasing to be available.

- 16 - 2.11 SEC Documents. Waldencast has timely filed with or furnished to the SEC all SEC Documents. As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and none of the SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Section 2.11 of the Buyer Disclosure Schedule, since January 1, 2023, (a) Waldencast has not received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Documents; (b) as of the date hereof, has not received any written notice from any Governmental Authority that such SEC Documents (including the financial statements included therein) are being reviewed or investigated; (c) to the Knowledge of Buyer Party, there is not, as of the date hereof, any investigation or review being conducted or threatened by the SEC or any other Governmental Authority of any SEC Documents (including the financial statements included therein); and (d) there have been no material developments in respect of the foregoing clauses (a) through (c) adverse to Waldencast that are not disclosed in the SEC Documents. 2.12 Undisclosed Liabilities; Indebtedness. (a) Neither Waldencast nor any Subsidiary of Waldencast has any Liabilities of any nature, whether or not accrued, contingent, absolute, determine, determinable or otherwise, except (i) as and to the extent specifically disclosed, reflected or reserved against in Waldencast’s consolidated balance sheet (or the notes thereto) as of December 31, 2024 included in the SEC Documents filed or furnished prior to the date hereof, (ii) for Liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business since December 31, 2024 (other than any liability for any material breaches of Contracts), (iii) as expressly required or expressly contemplated by this Agreement and (iv) for Liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Waldencast Material Adverse Effect. (b) There is no Indebtedness of Waldencast or any of its Subsidiaries outstanding as of the date hereof that is not disclosed in the SEC Documents. There has been no material increase in the aggregate amount of Indebtedness of Waldencast and its Subsidiaries since March 18, 2025. 2.13 Absence of Changes. Since December 31, 2024, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Waldencast Material Adverse Effect. 2.14 Conflicts of Interest; Affiliate Transactions. (a) Except as disclosed in the SEC Documents, no officer or director of Waldencast has any direct or indirect interest in any Person or business enterprise that competes with, is a customer or sales agent of, or is engaged in, any business of the kind being conducted by Waldencast or its Subsidiaries, in each case of the type required to be disclosed on the Company’s Annual Report on Form 20-F under the Exchange Act, other than investments of two percent (2%) or less in the stock or other equity interests of a publicly traded firm or corporation. (b) Except as disclosed in the SEC Documents and as set forth on Section 2.14 of the Buyer Disclosure Schedule, (i) no Affiliate of Waldencast, other than a Waldencast Subsidiary, nor any Close Family Member of any Affiliate of Waldencast (“Waldencast Affiliate” and collectively, “Waldencast Affiliates”), provides or causes to be provided to Waldencast any assets, loans, advances,

- 17 - services or facilities, (ii) neither Waldencast nor any of its Subsidiaries provides or causes to be provided to any Waldencast Affiliate any assets, loans, advances, services or facilities, and (iii) no Waldencast Affiliate has any other business relationships with Waldencast or any of its Subsidiaries, in each case of the type required to be disclosed on the Company’s Annual Report on Form 20-F under the Exchange Act. 2.15 Ownership and Prior Operations of Buyer. All of the issued and outstanding equity securities of Buyer are owned by Waldencast or a direct or indirect Subsidiary of Waldencast. Buyer has been formed solely for the purpose of engaging in the Transactions and prior to the Closing will have engaged in no other business activities, will have no assets, and will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the other Transactions. 2.16 No Other Representations and Warranties. Waldencast and Buyer acknowledge, represent and warrant that, except for the representations and warranties contained in Article III and Article IV (each as modified by the Seller Disclosure Schedule hereto), or any Ancillary Documents, none of the Company, any Seller or any other Person makes any other express or implied representation or warranty with respect to the Company or any Seller, and Waldencast and Buyer each acknowledges, represents and warrants that (a) it has not relied on any representation, warranty, statement or information whatsoever regarding the subject matter of this Agreement, express or implied, made or provided by or on behalf of the Company or any Seller except for the representations and warranties contained in Article III and Article IV (each as modified by the Seller Disclosure Schedule hereto), or any Ancillary Document and (b) waives any right that Waldencast or Buyer may have against the Company, any Seller or any other Person with respect to any inaccuracy in any such representation, warranty statement or information or with respect to any omission or concealment on the part of the Company, any Seller or any other Person or of any potentially material information, except for the representations and warranties contained in Article III and Article IV (each as modified by the Seller Disclosure Schedule), or any Ancillary Document, and any omission or concealment with respect thereto. ARTICLE III REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY Subject to the exceptions set forth in a numbered or lettered section of the Seller Disclosure Schedule referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall expressly indicate the Section to which it relates (unless the relevance to other representations and warranties is reasonably apparent on the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties under this Article III), the Company, for itself, and each Seller, severally and not jointly, hereby represents and warrants to Waldencast and Buyer that the representations contained in this Article III are true, correct and complete as of the date hereof following the Reorganization (or, if made as of a specified date, as of such date). 3.1 Organization and Standing. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. The Company is duly qualified to do business as a foreign company, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, all of which are set forth on Section 3.1(a) of the Seller Disclosure Schedule, except in those jurisdictions where the failure to be so qualified or in good standing, would not be material to the Company. The Company is not in default under or in violation of any provision of the Company Organizational Documents, each as amended to date, and all such

- 18 - documents are in full force and effect. True and complete copies (including all amendments thereto) of the Company Organizational Documents, each in effect as of the date of this Agreement, have been made available to Buyer or its advisors. (b) The Company has no Subsidiaries. 3.2 Capitalization. All of the equity interests of the Company are as set forth on Section 3.2 of the Seller Disclosure Schedule. Each such Share is duly authorized and validly issued, fully paid and non-assessable, and has not been issued in violation of any preemptive rights, rights of first refusal or first offer, or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, voting trusts, equity holders agreements, proxies or other agreements or undertakings, understandings, claims or other commitments or rights of any type relating to the issuance, voting, sale, transfer or other disposition of any equity interests of the Company, nor are there outstanding any equity interests which are convertible into or exchangeable for any equity interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, profits interest, incentive stock option or similar rights with respect to the Company. The Company has no obligation of any kind to issue any additional securities or to pay for equity interests of the Company or any predecessor thereof. The Company has not agreed to register any equity interests under the Securities Act, or under any state securities Law or granted registration rights to any Person. The Company does not control, own, or have any right to acquire, and has not controlled or owned, directly or indirectly, any equity or other ownership interest in any Person or any other securities or investments of any type. 3.3 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement nor the Ancillary Documents to which the Company is a party nor the consummation of the Transactions will: (a) conflict with, or result in a breach of any provision of the Organizational Documents of the Company; (b) except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, materially violate, or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any benefit under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance (except for Permitted Liens) upon any of the properties or assets of the Company, under any of the terms, conditions or provisions of any Material Contract or Permit to which the Company is a party or by which its assets are bound; (c) violate in any material respect any Order or Law applicable to the Company or any of its properties or assets; or (d) require any notice or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority, or other regulatory or self-regulatory body except for the notices, consents, approvals, registrations and filings set forth on Section 3.3(d) of the Seller Disclosure Schedule. 3.4 No Material Adverse Change. (a) Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule and other than the consummation of the Reorganization, since January 1, 2025, (i) the Business has been conducted

- 19 - in the ordinary course in all material respects, consistent with past practice, and (ii) there has been no Company Material Adverse Effect. (b) Without limiting the generality of the foregoing, since January 1, 2025, except as set forth in Section 3.4(b) of the Seller Disclosure Schedule and other than in connection with the consummation of the Reorganization, the Company has not: (i) amended any of the Organizational Documents of the Company; (ii) (A) changed the wages, salary, severance, pension or other compensation or benefits of any of its Service Providers, or paid or agreed to pay any bonus or similar payment, except in the ordinary course of business consistent with past practice for Service Providers with an annual payment or salary of less than $80,000; (B) granted, or taken any action to grant, any change in control, retention, transaction bonus, equity or equity-based award to any Service Provider; (C) taken any action to accelerate the vesting or payment of any compensation or benefit for any current or former Service Provider of the Company; or (D) hired, engaged or terminated any Service Provider with an annual payment or salary of more than $80,000; or (E) hired or engaged any Service Provider whose fees would be payable following the Closing; (iii) entered into, adopted or amended or committed to enter into, adopt or amend any Employee Benefit Plan; (iv) entered into, adopted or amended or committed to enter into, adopt or amend any collective bargaining or similar labor organization agreement; (v) incurred any Indebtedness, made any loans or advances, or assumed, guaranteed or otherwise became responsible for the obligations of any Person, or subjected any of its properties or assets to any Encumbrance, except for the routine advancement of business expenses to employees in the ordinary course of business consistent with past practice; (vi) entered into, materially amended or terminated (except to the extent expired pursuant to its terms) any Material Contract; (vii) acquired, purchased, leased or licensed any assets or properties valued in excess of $100,000, or made any commitment to do so other than in the ordinary course of business consistent with past practice; (viii) sold, transferred, removed, assigned, conveyed, licensed, distributed, canceled, abandoned, allowed to lapse or otherwise disposed of, other than in the ordinary course of business consistent with past practice, any asset or right of the Company (including Intellectual Property); (ix) adopted or changed any method of accounting (including any method of Tax accounting); (x) except as set forth in Section 3.4(b)(x) of the Seller Disclosure Schedule, made or caused to be made any dividend, distribution (of capital stock or equity interests), redemption, repurchase, recapitalization, reclassification, reorganization, restructuring, amalgamation, liquidation (whether complete or partial), issuance, split, combination or other transaction involving its capital stock or other equity securities, or any option, warrant or right to acquire any such capital stock or equity securities;

- 20 - (xi) made, changed or revoked any material Tax election, settled any Tax claim or assessment relating to the Company, or changed its fiscal or Tax year or accounting period, or deferred the employee portion of payroll Taxes imposed under Section 3101(a) of the Code pursuant to the Executive Order Memorandum for the Secretary of the Treasury, dated August 8, 2020, on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster; (xii) acquired, or agreed to acquire, any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner; (xiii) canceled or waived any rights of substantial value, or paid, discharged or settled any Claims in an amount in excess of $100,000; (xiv) canceled or reduced any insurance coverage; (xv) made or committed to make any capital expenditure in excess of $100,000 in the aggregate (excluding any expenditures subject to Section 3.4(b)(vii)); (xvi) created or incurred any Encumbrances (other than Permitted Liens) on any assets or properties of the Company or the Shares or other securities of the Company; (xvii) prepaid, paid, or discharged any Liability other than in the ordinary course of business, or failed to pay any Liability when due; (xviii) incurred damage, destruction or loss, or any material interruption in use, of any assets of the Company, whether or not covered by insurance in excess of $250,000; (xix) taken any action to accelerate the collection of accounts receivable or defer the payment of accounts payable, in each case, outside of the ordinary course of business; (xx) formed any joint venture or partnership, or entered into any licensing, sublicensing or other collaboration agreement with any Person; (xxi) terminated, materially modified or failed to renew any material Permit; or (xxii) committed to do any of the foregoing referred to in clauses (i)-(xxi). 3.5 Company Financial Statements. (a) The Company has delivered to Buyer the Unaudited Financial Statements, which are attached as Section 3.5(a)(i) of the Seller Disclosure Schedule. The Unaudited Financial Statements (i) present fairly the financial position, results of operations and cash flows of the Company and/or the Business as of the dates and for the periods covered therein, and (ii) except as set forth on Section 3.5(a)(ii) of the Seller Disclosure Schedule, have been prepared from the books and records of the Company and/or the Business, consistently with the practices and policies of the Company, shall have been prepared in accordance with GAAP as consistently applied by the Company (subject to the absence of notes). (b) The financial books and records of the Company fairly and accurately reflect, in all material respects for the applicable time period, (i) the assets, liabilities, revenues and expenses and the financial position of the Company, and (ii) except as set forth on Section 3.5(b)(ii) of the Seller Disclosure Schedule, all transactions of Sellers and their Affiliates with respect to the Company.

- 21 - (c) There are no internal investigations, inquiries or investigations by any Governmental Authority pending or, to the Knowledge of Company, threatened, in each case regarding any accounting or auditing practices of the Company. There has not been any material change in any accounting or auditing practices, including any material change with respect to the reserves methodology (whether for bad debts, contingent liabilities or otherwise), of the Company. No audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of the Company. (d) The Company has established and adhered to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting. There has not been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Company, (ii) any fraud by any of the Company’s employees, (iii) any wrongdoing that involves any Company employee who has or had a role in the preparation of financial statements or the internal accounting controls used by the Company, or (iv) any claim or allegation regarding any of the foregoing. (e) The Company has not applied for or received any loan, exclusion, forgiveness or other item pursuant to any applicable Law or Order promulgated by any Governmental Authority in respect of the SARS-CoV-2 or COVID-19 pandemic, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan that has not been repaid or forgiven with no further Liability to the Company. 3.6 Compliance with Law. (a) The Company is not in material violation of any Law applicable to the conduct of the Business. The Company has not received any written notice from any Governmental Authority or any Person to the effect that the Company is not in compliance with any applicable Law and, to the Knowledge of Company, the Company is not under investigation with respect to, has not received any subpoena (administrative or judicial) or similar investigative demand, and has not been threatened to be charged with, any Action or noncompliance with any applicable Law. (b) The Company has all Permits required to permit the Company to own, lease, maintain, and operate its assets and properties and to conduct the Business, except for such failures to have such Permits, when taken together with all other such failures by the Company to have such Permits, as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. All of the Permits held by or issued to the Company are in full force and effect, and the Company is in compliance with each such Permit held by or issued to it, except for such failures to so comply, when taken together with all other such failures by the Company to so comply, as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect. No suspension, cancellation or modification is pending, or, to the Knowledge of Company, threatened, with respect to any of the Permits. True and complete copies of the Company’s material Permits, each in effect as of the date of this Agreement, have been made available to Buyer or its advisors. (c) None of the Company or any of its Representatives (i) is a Government Official; or (ii) has a Close Family Member, personal, business, or other relationship or association with a Government Official who may have responsibility for or oversight of any business activities of the Company, other than any relationships or associations that are set forth on Section 3.6(c) of the Seller Disclosure Schedule. (d) The Company is, and each of its officers, directors, employees and agents, advisors or other Persons acting on its behalf (collectively, the “Representatives”) with respect to the Business are, in material compliance with all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act, U.S. False Claims Act, and U.S. Anti-Kickback Statute. None of the Company, or

- 22 - its Representatives with respect to the Business, (i) authorized or engaged in any transaction, activity or conduct with or for the benefit of any Person that is the target of or is subject to Sanctions, (ii) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment (whether in the form of money, products, services or facilities), or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the U.S. Foreign Corrupt Practices Act, or any other similar Law, (iii) offered, promised, paid, accepted or received any unlawful contributions, payments, expenditures, bribes, kickbacks, rebates, discounts or gifts, or (iv) otherwise violated or operated in noncompliance with any Laws prohibiting corruption or bribery. 3.7 Litigation. There is no Action pending or, to Company’s Knowledge, threatened against the Company, or as of the date hereof, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transactions in an Action in which the Company is a party. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, the Company is not subject to any outstanding Order or any other instrument limiting its ability to do business or engage in the Business. Except as otherwise disclosed in Section 3.7 of the Seller Disclosure Schedule, the Company has not initiated nor, to Company’s Knowledge, has the Company been the target of or party to any material complaint, investigation, regulatory proceeding or disciplinary hearing or Action of any kind. The Company has not entered into any settlement, admitted to Liability, consented to the entry of any Order or any other instrument or otherwise resolved any pending or threatened Action against the Company or the Business involving (a) the payment of monetary damages or other costs or expenses (other than the fees and expenses of counsel for the Business in connection with such Action) or (b) any equitable or injunctive remedy applicable to the Company. 3.8 Intellectual Property. (a) Section 3.8(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all (1) Patents, (2) registered Trademarks and material unregistered Trademarks, (3) registered and material unregistered Copyrights, (4) invention disclosures, and (5) domain name registrations and websites and social media accounts, in each case, included in the Company Owned Intellectual Property, specifying as to each such item in (1) through (4), as applicable (i) the title of the item, (ii) the owner(s) of the item, (iii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, serial, or application number of the item, and (v) the filing date and respective issuance and/or registration date and status of the item (e.g., issued, pending, challenged, abandoned, expired) and specifying for each domain name listed, the registrant, the registrar, and the expiry date. Each item of Company Owned Intellectual Property that is shown as registered, filed, issued, or applied for in Section 3.8(a) of the Seller Disclosure Schedule has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property. Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, each such registration, filing, issuance and/or application (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect. Section 3.8(a) of the Seller Disclosure Schedule sets forth all payments and filings that are due, and all other actions that must be taken, with respect to the registered Intellectual Property, within sixty (60) days after the Closing Date. Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, neither any Seller nor any of its Affiliates (other than the Company) owns or receives a license to any Company Owned Intellectual Property that is necessary for the Company to conduct the Business. (b) Section 3.8(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material licenses and sublicenses pertaining to any Company Licensed Intellectual Property used or held for use by the Company, excluding any off-the-shelf, shrink-wrap, click-wrap licenses and/or other

- 23 - licenses for commercially available software and related software services and solutions, including cloud- based software solutions, under $25,000. True and complete copies of such licenses have been made available to Buyer or its advisors. The Company is not in breach or default (whether with or without the giving of notice, passage of time or both) of any license for Company Licensed Intellectual Property. (c) Section 3.8(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all material licenses and sublicenses pertaining to any Company Owned Intellectual Property licensed to third parties. True and complete copies of such licenses have been made available to Buyer or its advisors. To the Knowledge of Company, no counterparty to any such license is in breach or default (whether with or without the giving of notice, the passage of time or both) of such license. The Company is not a member of or a party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person. (d) Through the Company Owned Intellectual Property and the Company Licensed Intellectual Property, the Company owns exclusively, has a license or sublicense to, or otherwise possesses all material Intellectual Property rights necessary to conduct the Business. (e) All of the registered Company Owned Intellectual Property is subsisting, and to Company’s Knowledge, valid and enforceable, and free and clear of any Encumbrance and exclusive licenses (other than Encumbrances that will be released at the Closing). All of the pending Intellectual Property registrations included in the Company Owned Intellectual Property, with the exception of those marked “expired” or “abandoned” in Section 3.8(a) of the Seller Disclosure Schedule, are pending, free and clear of any Encumbrance and exclusive licenses, and in compliance with all procedural filing, renewal, and payment requirements, other than any procedural filing requirements that, if not satisfied with respect to such applications, would not result in a revocation, cancellation, or lapse. There is no Action pending or threatened that challenges the legality, validity, enforceability, registration, use or ownership of any Company Owned Intellectual Property. (f) To Company’s Knowledge, no third party is infringing, diluting, misappropriating, or otherwise violating any of the Company Intellectual Property. The Company has not sent or received any correspondence concerning the infringement, dilution, misappropriation, or other violation of any Company Intellectual Property. As of the date hereof, there are no Actions pending or threatened by the Company relating to any of the foregoing. (g) The Company has not received any written claim or notice or, to Company’s Knowledge, threatened claim alleging any infringement, dilution, misappropriation, or other violation of the Intellectual Property rights of a third party by the Company based on the conduct and operation of the Business. The Company has not and does not currently infringe, dilute, misappropriate, or otherwise violate any Intellectual Property of any third party. (h) The trademark applications and registrations of Company Owned Intellectual Property, including the items listed in Section 3.8(a)(1) and (2) of the Seller Disclosure Schedule are not currently and were not previously the subject of any cancellation or reexamination proceeding or other proceeding challenging their validity, enforceability, inventorship, or ownership. To the Knowledge of Company, there is not any information that would preclude the Company from having clear title to the Company Owned Intellectual Property. (i) Each Person employed or engaged by the Company who has contributed to or participated in the conception and development of Company Owned Intellectual Property, (i) is, or was as of the relevant time, an employee of the Company subject to an executed employment agreement that

- 24 - conveys or conveyed to the Company all such Person’s right, title and interest in and to all Intellectual Property developed by such Person in the scope of such Person’s employment with the Company or is or was employed to develop Intellectual Property all of which under U.S. Copyright Law is a work made for hire, and such Person is a party to a written “work-for-hire” agreement, in each case pursuant to which the Company is deemed to be the original owner or author of all rights, title and interest therein, or (ii) has executed a written agreement, that includes a present tense conveyance, assigning to the Company all such Person’s right, title and interest in such Intellectual Property therein and waiving all moral rights therein to the extent legally permissible. No such Person has asserted, and no such Person has, any right, title, interest, or other claim in or the right to receive any royalties or other consideration with respect to any such Company Owned Intellectual Property. (j) To Company’s Knowledge, none of the material trade secrets and other confidential and proprietary information of the Company has been disclosed to any Person unless such disclosure was made pursuant to an appropriate confidentiality agreement, and, the Company has taken all reasonable measures necessary to maintain in confidence, police, protect, and document its trade secrets and confidential and proprietary information and any confidential information owned by any Person to whom the Company has a confidentiality obligation. To Company’s Knowledge, such confidentiality agreements have not been breached and no Person has discovered or gained unauthorized access to any such confidential information or trade secrets. The Company has catalogued, memorialized, and otherwise documented material trade secrets and other confidential and proprietary information of the Company as reasonably necessary to enable competently skilled Persons to use and maintain such trade secret and proprietary information using the documentation, and have all information sufficient to use and maintain such trade secret and proprietary information in the conduct of the Business as of the Closing Date. (k) Except as set forth on Section 3.8(k) of the Seller Disclosure Schedule, the Company is not party to a Contract or subject to any other legal obligation whereby a third party has any claim of right to, ownership or license of, or right to obtain ownership or license of or other security interest on any Company Owned Intellectual Property or, to Company’s Knowledge, other Intellectual Property developed by or on behalf of the Company. 3.9 Information Technology Matters and Data Privacy. (a) The Company currently maintains, and has maintained, through third—party cloud-based providers, a plan with respect to business continuity, security and disaster recovery activities materially consistent with industry standards for companies of similar size that conduct similar business activities. The Business Systems are sufficient for the continued conduct of the Business immediately following the Closing in substantially the same manner as presently conducted by the Company. The Business Systems operate and perform in all material respects in accordance with their documentation and functional specifications. None of the Business Systems or computer and data systems used by the Company or that are necessary to operation of the Business have suffered unremediated failure that has materially impaired the ability of the Company to operate and conduct the Business. To Company’s Knowledge, the Business Systems do not contain any viruses, malicious code or other unauthorized code or devices that do, or would reasonably be expected to, (i) impair the operation of the Business Systems in any material respect, (ii) significantly disrupt or adversely affect the functionality of any Business Systems, or (iii) enable or assist any Person to access without authorization any Business Systems. To Company’s Knowledge, no Person has gained unauthorized access to any Business Systems. (b) The Company (i) to Company’s Knowledge, has not experienced any security breaches as the term “breach” is defined under the Data Security Requirements (a “Security Breach” and collectively, “Security Breaches”) or (ii) received written notice of, or been subject to, any audits, inquiries, or claims by, or investigations by, any Governmental Authority regarding an alleged Security Breach of (x)

- 25 - the Business Systems, including information stored or contained therein or transmitted thereby, or (y) Personal Information or other confidential or proprietary information collected, processed, stored, used, modified, disclosed, transferred or maintained by or on behalf of the Company, including protected health information or clinical trial data. There have been no Actions brought against the Company and no notice made in writing to or, to Company’s Knowledge, threatened against the Company relating to an improper use or disclosure of, or a breach in the security of, any such information. The Company takes reasonable precautions under the circumstances necessary to prevent any such Security Breaches. The Company is and has been in compliance with all Data Security Requirements in all material respects, and no event or occurrence has transpired that would require the Company to provide notice to any Person with respect to any Security Breach or under any Data Security Requirement. The consummation of the Transactions will not violate any Data Security Requirement. There has been no unauthorized disclosure by the Company of any third party proprietary or confidential information or Personal Information in the possession, custody or control of the Company. 3.10 Title to Assets; Real Property. (a) The Company has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the material properties and assets (whether tangible or intangible), real, personal and mixed, used or held for use in its Business (the “Property”), free and clear of any and all Encumbrances (except for Permitted Liens). The Property is sufficient for the Company to conduct the Business. (b) The Company owns no, and has never owned any, real property. Set forth on Section 3.10(b) of the Seller Disclosure Schedule is a true and complete list of each lease (or reasonably equivalent Contract) for real property executed by or binding upon the Company, as lessor or lessee, sublessor or sublessee, landlord or tenant, or assignor or assignee (the “Real Property Lease” and collectively, “Real Property Leases”), and a true and correct description of the real property subject to such Real Property Leases (the “Leased Real Property”). Each of the Real Property Leases is legal, valid and binding on the Company and in full force and effect, without any uncured material default thereof by the Company or, to Company’s Knowledge, any other party thereto. The Leased Real Property constitutes the only real property leased by the Company or otherwise used by the Company in connection with the operation of the Business and as presently proposed to be conducted. The Company has not (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, nor (ii) received written notice that it is in default under any such Real Property Lease for any alleged default that has not been cured. All rents, deposits and additional rents due pursuant to each Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full. (c) Except for the occupancy and use of the Leased Real Property by the Company, there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Leased Real Property, and no Person other than the Company occupies or uses any portion of the Leased Real Property. Except as set forth on Section 3.10(c) of the Seller Disclosure Schedule, the Company is not in any discussions regarding options to renew, extend or terminate any lease of Leased Real Property or to lease any real property other than the Leased Real Property. 3.11 Taxes. (a) The Company has duly and timely filed all income and other material Tax Returns required to be filed in connection with the Business (or otherwise required to be filed by the Company) on or prior to the Closing Date, and all such Tax Returns are true, complete and correct in all material respects.

- 26 - (b) All material Taxes due and payable by or with respect to the Company or the Business have been paid when due. (c) The Company has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and has collected or withheld and paid over to the proper Governmental Authority all material amounts required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, equity holder or other third party with respect to the Company. (d) No Governmental Authority has provided written notice of, or to the Company’s Knowledge, is conducting, an audit or administrative or judicial proceeding with respect to any Taxes or any Tax Returns of the Company or with respect to the Business. No Governmental Authority is asserting against the Company any deficiency or claim for any Taxes. The Company has not received written notice of a claim by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns with respect to a particular type of Tax that the Company is subject to such Tax or required to file Tax Returns for such Tax by that jurisdiction. (e) No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of the Company or the Business. (f) The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial Contracts that are not primarily related to Taxes). The Company has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract, or otherwise. (g) The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) application of Section 965(a) of the Code or election made pursuant to Section 965(h) of the Code, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, or (vi) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date. (h) There are no liens for Taxes upon the Company or its assets (other than statutory liens for Taxes not yet due and payable). (i) The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. (j) The Company is not, nor has been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). (k) The Company is not a party to any joint venture, partnership, or other arrangement or contract that is treated, or required to be treated, as a partnership for federal income tax purposes. (l) The Company is not subject to Tax in any jurisdiction other than the United States and its states and localities.

- 27 - (m) The Company is, and at all times since its formation has been, classified as a corporation for U.S. federal income tax purposes. 3.12 Employee Matters. (a) Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule, the Company has no employment, consulting or other service Contracts regarding the compensation of any of the Company’s employees or independent contractors or consultants that are natural persons (each a “Service Provider” and collectively, the “Service Providers”), or providing for such compensation directly or indirectly. The Company has no obligation to its Service Providers other than obligations arising in the ordinary course of business on account of wages, commissions, deferred compensation, service fees and salaries for prior services performed. Section 3.12(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all Persons as of the date hereof, who are Service Providers of the Company, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full- or part-time employees, independent contractors or consultants and whether any other role (i.e., director) is applicable); (iii) hire date; (iv) current annual base compensation; (v) 2024 and 2025 annual bonus targets; (vi) 2024 and 2025 equity incentive award targets; (vii) current annual bonus or other incentive-based compensation; (viii) commissions and eligibility to participate in commission plans; (ix) immigration status; (x) active status and (xi) the location of employment of such Person. (b) The Company has complied in all material respects with the requirements of IRCA, has completed and maintained a Form I-9 (Employment Eligibility Verification) for each of its current and former employees and each such Form I-9 is correct and complete in all material respects. The Company has not received any written notice of any inspection or investigation from a Governmental Authority relating to its alleged noncompliance with or violation of IRCA or the rules and guidance promulgated by the USCIS or DOL and, to Company’s Knowledge, there is no reasonable basis for such an inspection or investigation. To Company’s Knowledge, the Company has not permitted any Person to work for the Company without lawful authorization to work in the United States. No visa or employment authorization held by a current employee who is a Service Provider will expire during the six (6)-month period after the date hereof. None of the employees of the Company are located outside of the United States. (c) The Company is and has been compliant in all material respects with all applicable Laws governing the employment of labor, including, without limitation, all such Laws relating to wages, hours, overtime, employee classification, severance, vacation, unemployment, affirmative action, immigration, collective bargaining, discrimination, civil rights, leave or other accommodation, hiring or firing or other conditions of employment, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes (“Employment Laws”). No material investigation, change, review, complaint or proceeding by any Governmental Authority or current or former Service Provider or with respect to the Company in relation to any actual or alleged violation of any Employment Laws is pending or, to Company’s Knowledge, threatened, nor has the Company received any written notice from any Governmental Authority or current or former Service Provider indicating an intention to conduct the same. To the Company’s Knowledge, there is no reasonable basis for a discrimination or harassment claim against any current employee (in respect of service with the Company or Business). The Company has not violated the WARN Act, and no event has occurred, and to Company’s Knowledge, no event is currently anticipated, that would trigger any material Liability under the WARN Act. (d) Except as set forth in Section 3.12(d) of the Seller Disclosure Schedule, the Company is not, and has not been, delinquent for payments to any of its current or former Service Providers for any wages, salaries, commissions, bonuses, overtime, severance or other compensation for any service performed for it through the date hereof or for amounts required to be reimbursed to such employees. The Company is not liable for any material payment due to any trust or other fund or any Governmental

- 28 - Authority with respect to unemployment compensation benefits, social security, or other benefits for employees (other than routine payments to be made in the ordinary course of business). The Company has accrued all amounts, in accordance with GAAP as consistently applied by the Company, which relate to the foregoing and are earned or relate to services prior to the Closing Date and payable following the Closing in all material respects. (e) (i) to Company’s Knowledge, the Company has not hired or engaged any Service Provider in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such Service Provider is a party, (ii) no Person has made a written allegation or asserted a Claim in writing against the Company to the effect that the Company has hired or engaged any Service Provider in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement, and (iii) to Company’s Knowledge, no Service Provider of the Company is subject to or bound by any restrictive covenant, non-compete agreement or non-solicitation agreement for the benefit of any Person (including any former employer or Person to whom they provided services) other than the Company. (f) The Company has not and never have been, bound by or subject to (and none of its respective assets or properties is or has ever been bound by or subject to) any collective bargaining agreement, labor union contract, trade union contract, or other arrangement with any labor organization (each, a “Collective Bargaining Agreement”). No employees of the Company are represented by any labor organization or covered by any Collective Bargaining Agreement. To Company’s Knowledge, there are (i) no activities or proceedings of any labor organization or trade union to organize any employees who are Service Providers with or (ii) no demands for recognition or any other request or demand from a labor organization for representative status with respect to any employees who are Service Providers. (g) There have been no lawsuits, arbitration demands or charges of discrimination with the U.S. Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or government fair employment practices agency involving the Company. (h) Set forth in Section 3.12(h) of the Seller Disclosure Schedule is a true and complete list of the employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type, including any pension, profit sharing, 401(k), retirement, deferred compensation, equity purchase, option or other equity based compensation plans, incentive, bonus, vacation, employment, independent contractor, severance, loan, retention, disability, hospitalization, sickness, death, medical, dental, life insurance benefit, excess benefit, stock bonus, restricted stock, stock ownership, stock appreciation, phantom stock, savings and thrift, cafeteria, reimbursement, health savings, flexible spending, compensation, welfare, vision, accidental death and dismemberment, collective bargaining or other agreement with any works council or similar association, worker’s compensation, unemployment compensation, post-retirement, transaction bonus, periodic bonus, loan, salary continuation, termination, retention, noncompetition, confidentiality, change in control, fringe benefit, perquisite (including benefits relating to automobiles, clubs, child care, parenting leave, and sabbaticals) and any other employee benefit plan whether or not defined as an “employee benefit plan” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) (whether provided on a funded or unfunded basis, or through insurance or otherwise), agreement, program, policy, or arrangement, that is contributed to by the Company or one of its ERISA Affiliates which cover or offer (ed) benefits to any current or former Service Providers or under which the Company has or could have any obligations or liabilities, direct or indirect, actual or contingent, whether or not legally binding (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”). (i) None of the Company or any of its ERISA Affiliates sponsors, maintains or contributes to, has ever sponsored, maintained or contributed to, or has any current or contingent Liability with respect to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code (including a

- 29 - multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) post-employment welfare benefits, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985(“COBRA”), and any corresponding or similar state Law. None of the ERISA Affiliates has ever maintained an employee benefit plan subject to the Laws of any jurisdiction outside the United States that covers any employees or service providers of the Company. (j) With respect to each of the Employee Benefit Plans: (i) each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter (or may rely upon an opinion letter for a prototype plan) and, to Company’s Knowledge, nothing has occurred, whether by action or by failure to act, that caused or would cause the loss of such qualification or the imposition of any penalty or Tax Liability on the Company with respect to any such Employee Benefit Plan; (ii) all payments required or promised under each Employee Benefit Plan or other agreement, or by Law (including all contributions with respect to all prior periods prior to Closing) have been made in accordance with the provisions of each of the Employee Benefit Plans, applicable Law and GAAP in all material respects and any liabilities of the Company that are unfunded liabilities have been fully accrued; (iii) no Action or Claim has been asserted in writing, instituted or, to Company’s Knowledge, is threatened against any of the Employee Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee, administrators or fiduciaries thereof, any ERISA Affiliate, any of the assets of any trust of any of the Employee Benefit Plans or, to Company’s Knowledge, any Service Provider of the Company (whether current, former or retired) that would reasonably be expected to result in Liability for the Company; (iv) each Employee Benefit Plan has been maintained, operated, funded, and administered in each case, in all material respects in accordance with its terms and applicable Law, including ERISA, the Code, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 and subsequent agency guidance, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including regulations governing privacy and security of health data, and the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA and the regulations thereunder and any other applicable regulatory guidance issued by any Governmental Authority; (v) the Company and its ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA; and (vi) neither the Company nor, to Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Employee Benefit Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, that has resulted, or could reasonably be expected to result, in the imposition of a Liability to the Company. (k) Except as set forth in Section 3.12(k) of the Seller Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Benefit Plan; (ii) materially increase any compensation or benefits otherwise payable under any Employee Benefit Plan to a current or former employee of the Company; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan; (iv) result in the forfeiture by any current or former employee of the Company of compensation or benefits under any Employee Benefit Plan; or (v) trigger any other material obligation under, or result in the breach or violation of, any Employee Benefit Plan. (l) There is no payment or benefit or acceleration thereof that could be made to a current or former Service Provider that could (i) be characterized as a parachute payment within the

- 30 - meaning of Section 280G of the Code or Section 4999 of the Code (or any corresponding or similar provision of state or local Tax law) and (ii) not be deductible by the Company by reason of Section 280G of the Code. The Company has no obligation to gross up or indemnify any individual with respect to any Tax under Section 4999 of the Code. (m) There is no Contract, agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any Person in respect of Taxes that may be imposed pursuant to Section 409A. Each Employee Benefit Plan has maintained, in form and operation, in all material respects in compliance with Section 409A of the Code. 3.13 Contracts. (a) Set forth in Section 3.13(a) of the Seller Disclosure Schedule is a listing of the following Contracts to which the Company is a party or by which the Company is bound (each such Contract, a “Material Contract” and collectively, “Material Contracts”): (i) Contracts between the Company and Croma; (ii) power of attorney (other than in connection with prosecution of Intellectual Property matters), collaboration, research and development, joint development, joint marketing or joint venture, partnership or profit-sharing agreement and similar Contracts; (iii) Contracts containing covenants purporting to limit the freedom of the Company to compete in any line of business in any geographic area or to solicit or hire any individual or group of individuals or to solicit or engage in any business transaction whatsoever with any Persons or groups of Persons, or containing any other similar restrictions, other than the foregoing that are exclusively for the benefit of the Company; (iv) Contracts, indentures, mortgages, promissory notes, loan agreements or guarantees of amounts in excess of $100,000, letters of credit or other Contracts of the Company or commitments for the borrowing or the lending of amounts in excess of $100,000 or providing for the creation of any charge, security interest, or Encumbrance upon any of the assets of the Company; (v) Contracts relating to equipment or property leases, Intellectual Property license agreements and/or all other contracts or agreements relating to Intellectual Property, provided that the Company shall not be required to schedule licenses having an annual fee of less than $25,000 for commercially available off-the-shelf software programs under which the Company is the licensee; (vi) Contracts with or for the benefit of any Affiliate of the Company, any Seller, any family member of any Affiliate of a Seller or any family member thereof, in each case relating solely or primarily to the Business (any such Contract, an “Affiliate Agreement”); (vii) Contracts with Governmental Authorities; (viii) Contracts that contain provisions granting any Person “most favored nations” status or grant to any Person exclusivity, or that contain “take or pay” provisions; (ix) Contract that is a collective bargaining or similar Contract;

- 31 - (x) Contracts providing for indemnification or guaranty with respect to the Company’s services or products, other than in the ordinary course of business; (xi) Contracts for any settlement arrangement under which the Company has outstanding or ongoing obligations; (xii) Contracts to purchase or sell real property; (xiii) Contracts for capital expenditures binding on the Company that would reasonably be expected to require expenditures after the date of this Agreement in excess of $100,000 in the aggregate; (xiv) Contracts for the purchase or supply of materials, supplies, goods, equipment or services to the Company or the Business (including in connection with any clinical or human trials) that involves the payment of more than $50,000 in the aggregate over the life of the Contract or of more than $30,000 in the aggregate in any twelve (12)-month period; (xv) Contracts for the sale of materials, products or services by the Company or the Business that involves the payment of more than $250,000 in the aggregate over the life of the Contract and of more than $100,000 in the aggregate in any twelve (12)-month period; (xvi) Contracts that obligate the Company to develop any product, drug or compound; (xvii) Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise); (xviii) Any stock purchase agreement, stock option or similar plan (including any similar such plans relating to the equity securities of a Person that is not a corporation); and (xix) Other Contracts that are material to the Company. (b) All Material Contracts are the legal, valid and binding obligations of the Company and, to Company’s Knowledge, the legal, valid and binding obligation of each other party thereto, and each is enforceable as to the Company in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies. Neither Company nor, to Company’s Knowledge, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with or without the passage of time or giving of notice (or both) would constitute a material violation or default under, any Material Contract. The Company has made available to Buyer a true and complete copy of each Material Contract (including all amendments, side letters and supplements) and in the case of an oral Contract, a written summary of the material terms of such Contract. 3.14 Regulatory Matters. (a) There are no Permits required by the United States Food and Drug Administration (“FDA”) to conduct the Business as it is currently conducted (the “FDA Permits”). (b) The Company is in compliance in all material respects with all applicable Laws administered or enforced by the FDA or any other Governmental Authority that regulates the Business.

- 32 - There have been no, and there are no pending or, to Company’s Knowledge, threatened, regulatory Actions against the Company, or with respect to the Phase 1 Products and to the Knowledge of Company, any Collaborative Partner, by the FDA or any other Governmental Authority. None of the Company or any of its Affiliates have received any FDA Form 483, notice of adverse finding, adverse inspection, warning letters, untitled letters or other similar notices from any Governmental Authority with respect to the Company, and there is no action or proceeding pending or threatened by any such Governmental Authority. (c) The Company is and has been in compliance in all material respects with all applicable Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority. Neither the Company nor any of its employees or agents have made an untrue or fraudulent statement to the FDA or any other applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FDA or any other similar Governmental Authorities. All material filings, declarations, listings, registrations, reports or submissions, required to be filed by the Company with any Governmental Authority have been filed. All such filings, declarations, listings, registrations, reports or submissions were, when filed, complete and accurate in all material respects and in compliance in all material respects with all applicable Laws, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listing, registrations, reports or submissions. (d) The Company has made available to Buyer true and correct copies of all Regulatory Documentation relating to the Phase 1 Products in its possession. No Regulatory Documentation prepared by the Company (if any) contains any material omission or misstatement and all such Regulatory Documentation is maintained in accordance with all applicable Laws. (e) Neither the Company nor any of the Company’s agents or subcontractors or, to the Knowledge of Company, any of the Company’s Collaborative Partners, has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FDA or any other Governmental Authority (including under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction), and there are no proceedings pending or, to Company’s Knowledge, threatened against the Company or any of its Collaborative Partners that reasonably might be expected to result in criminal or civil Liability or debarment, exclusion or disqualification by the FDA or any other Governmental Authority. The Company has not, and to the Knowledge of Company, none of the Company’s Collaborative Partners have, received written notice of or been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to Company’s Knowledge, threatened in writing against the Company or any of the Company’s Collaborative Partners. None of the Company or any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy. Neither the Company nor any of its officers, directors or employees: (i) is the subject of any pending or threatened investigation by any Governmental Authority pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy, or similar policy; or (ii) has received any notification of any such potential investigation. (f) The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

- 33 - (g) There have been no non-clinical, pre-clinical, and clinical trials, clinical investigations and performance evaluations trials, investigations, or evaluations conducted by the Company. To Company’s Knowledge, there have been no Serious Adverse Events associated with the use (including in clinical trials) of the Phase 1 Product candidates that have not been described in the final clinical study reports for the clinical trials in respect of the Phase 1 Products conducted by any other Person or any other required reports as provided to the FDA or other similar Governmental Authorities. 3.15 Undisclosed Liabilities; Indebtedness. (a) The Company has no Liabilities of any nature that would be required to be disclosed under GAAP, except (i) as and to the extent specifically disclosed, reflected or reserved against in the Current Balance Sheet, (ii) unpaid Transaction Expenses as of the Closing Date, (iii) Current Liabilities as of the Closing Date, (iv) as incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, which in the event of such Liabilities, if any, the aggregate amount thereof is not in excess of $50,000, or (v) as and to the extent set forth in Section 3.15(a) of the Seller Disclosure Schedule. (b) All Indebtedness of the Company is set forth in Section 3.15(b) of the Seller Disclosure Schedule. 3.16 Bank Accounts. Section 3.16 of the Seller Disclosure Schedule sets forth a list of all banks in which the Company has accounts or maintains safe deposit boxes and the names of all persons authorized to draw thereon or have access thereto. 3.17 Conflicts of Interest; Affiliate Transactions. (a) Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, no officer, director, or equity holder of the Company has any direct or indirect interest in any Person or business enterprise that competes with, is a customer or sales agent of, or is engaged in, any business of the kind being conducted by the Company, other than investments of two percent (2%) or less in the stock or other equity interests of a publicly traded firm or corporation. (b) Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, (i) neither Seller or any Affiliate of Seller (collectively, the “Seller’s Affiliates”) provides or causes to be provided, to the Company any assets, loans, advances, services or facilities (none of which will be outstanding on the Closing Date), (ii) the Company does not provide or cause to be provided to Seller or any Seller’s Affiliate any assets, loans, advances, services or facilities and (iii) except for the Affiliate Agreements and those matters set forth in Section 3.17(b) of the Seller Disclosure Schedule (such matters collectively, the “Affiliate Arrangements”), neither Seller nor any Seller’s Affiliate has any other business relationships with the Company. The only Affiliate Agreements and Affiliate Arrangements set forth in Section 3.17(b) of the Seller Disclosure Schedule that will remain in place from and after the Closing Date or with respect to which Buyer, the Company or any of their respective Affiliates will have any ongoing obligations or duties after the Closing Date, are those items that are identified in Section 3.17(b) of the Seller Disclosure Schedule as remaining in place and having ongoing obligations or duties. 3.18 Trade Compliance; Customs Laws. The Company has complied in all material respects with, and is in compliance in all material respects with all applicable Customs and Trade Laws. The Company has not engaged in any dealings or transactions with (a) any Person that appears on the OFAC Specially Designated Nationals and Blocked Persons List or on any other list of blocked Persons maintained by OFAC, as may be amended from time to time by OFAC, (b) any Person that is otherwise the target of economic sanctions administered and/or enforced by OFAC or organized in a foreign jurisdiction against

- 34 - which any applicable Governmental Authority with jurisdiction over the Company, as applicable, maintains a trade embargo, economic sanction or other similar prohibition pursuant to which dealing with such Person is prohibited or (c) any Person owned or controlled by or acting on behalf of, directly or indirectly, any Person described in sub-clauses (a) or (b) above. 3.19 Environmental Matters. The Company has no environmental Liabilities and has been in material compliance with all Environmental Laws applicable to the conduct of the Business or ownership or use of the Company’s properties and assets. 3.20 Insurance. Set forth in Section 3.20 of the Seller Disclosure Schedule is (a) a true, correct and complete list of all current policies or binders of insurance maintained by the Company or on behalf of or for the benefit of the Business (“Insurance Policy” and collectively, the “Insurance Policies”). There are no claims related to the Company or the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company has not received any written notice of cancellation of, material premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. The Company is not in default under, or has otherwise failed to comply with, in any respect, any provision contained in any such Insurance Policy. True, correct and complete copies of the Insurance Policies have been made available to Buyer. With respect to each such Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, (ii) neither the Company nor, to Company’s Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), (iii) no party to the policy has repudiated any provision thereof in writing, and (iv) the policy has not been subject to any lapse of coverage. 3.21 Brokerage and Finder’s Fee. Except as set forth on Section 3.21 of the Seller Disclosure Schedule, none of the Company or any director, officer or employee of the Company, has incurred or will incur on behalf of the Company any brokerage, finder’s or similar fee in connection with this Agreement or the Transactions. 3.22 No Other Representations and Warranties. Except for the representations and warranties contained in Article III and Article IV (as modified by the Seller Disclosure Schedule hereto), or any Ancillary Documents, neither the Company nor any Person makes any other express or implied representation or warranty with respect to the Company, and Buyer acknowledges, represents and warrants that (a) it has not relied on any representation, warranty, statement or information whatsoever regarding the subject matter of this Agreement, express or implied, made or provided by or on behalf of the Company except for the representations and warranties contained in Article III (as modified by the Seller Disclosure Schedule hereto), or any Ancillary Document and (b) waives any right that Buyer may have against the Company or any other Person with respect to any inaccuracy in any such representation, warranty statement or information or with respect to any omission or concealment on the part of the Company or any other Person or of any potentially material information, except for the representations and warranties contained in Article III (as modified by the Seller Disclosure Schedule), or any Ancillary Document, and any omission or concealment with respect thereto. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS Subject to the exceptions set forth in a numbered or lettered section of the Seller Disclosure Schedule referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall expressly indicate the Section to which it relates (unless the relevance to other representations and warranties is reasonably apparent on the face of the disclosed exception), and each of which exceptions

- 35 - shall also be deemed to be representations and warranties under this Article IV), each Seller, severally and not jointly, hereby represents and warrants to Buyer that the representations of such Seller contained in this Article IV are true, correct and complete as of the date hereof (or, if made as of a specified date, as of such date). 4.1 Ownership of the Shares. Such Seller is the record and beneficial owner of, and has good and valid title to, the Shares set forth opposite such Seller’s name on Section 3.2 of the Seller Disclosure Schedule, free and clear of all Encumbrances, or agreements or commitments of any type relating to the issuance, sale or transfer of such Shares, except as set forth on Section 4.1 of the Seller Disclosure Schedule. The Transactions will not give rise to any preemptive or similar rights on behalf of any Person under any provision of any Contract to which such Seller is a party or by which any property of such Seller is bound. Except as set forth on Section 4.1 of the Seller Disclosure Schedule, such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to any equity interests of the Company. Upon consummation of the Transactions, Buyer will have good and valid title to the Shares, free and clear of all Encumbrances, or agreements or commitments of any type relating to the issuance, sale or transfer of such equity interests. 4.2 Organization and Standing; Power and Authority. (a) Holdco Seller represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Croma represents and warrants that it is a limited liability company duly organized and validly existing under the Laws of Austria. (b) Such Seller has all requisite power, right, legal capacity and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions and perform such Seller’s obligations contemplated hereby and thereby. Such Seller has taken all actions or proceedings required to be taken by or on the part of such Seller to authorize and permit the execution and delivery by such Seller of this Agreement and the Ancillary Documents to which such Seller is a party and the consummation and performance by such Seller of the Transactions and obligations contemplated hereby or thereby. No other action on the part of such Seller (or any of the equity holders of such Seller) is necessary to authorize this Agreement and the Ancillary Documents to which such Seller is a party or the consummation of the Transactions. This Agreement has been, and each of the Ancillary Documents to be executed and delivered by such Seller at the Closing shall be, duly and validly executed and delivered by such Seller and, assuming due execution and delivery by Buyer (if Buyer is a party thereto), constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the Governmental Authority before which any proceeding therefore may be brought. 4.3 Conflicts, Consents and Approvals. Neither the execution nor delivery by such Seller of this Agreement or the Ancillary Documents to which such Seller is a party nor the consummation of the Transactions will: (a) materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) or result in any loss of any material benefit under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance upon any of the material properties or assets of Seller

- 36 - under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or its assets are bound; (b) violate any Order or Law applicable to such Seller or of any such Seller’s properties or assets; (c) result in a breach of, or default under, or conflict with, the Organizational Documents of such Seller; or (d) require any notice to, action or consent or approval of, or review by, or registration or filing with, any third party or any Governmental Authority. 4.4 Litigation. As of the date hereof, there are no Actions pending or, to such Seller’s Knowledge, threatened against such Seller, or any of its assets or properties, that relate to or affect the Company or such Seller’s ability to enter into the Transactions, including, but not limited to, (i) such Seller’s beneficial ownership of the Shares or rights to acquire any equity interests in the Company, (ii) such Seller’s capacity as an owner of Shares, (iii) the Transactions, (iv) any contribution of assets (tangible and intangible) by such Seller (or any of its Affiliates) to the Company (or any of its Affiliates), or (v) any other agreement between such Seller (or any of its Affiliates) and the Company (or any of its Affiliates), nor to such Seller’s Knowledge is there any reasonable basis for any such Action. Neither such Seller nor any of its properties, assets or rights are subject to any judgment, stipulation, order, writ, injunction, determination, decree or award of, or settlement agreement with, any Person, in each case, that reasonably would be expected, individually or in the aggregate, to prevent or materially impair or materially delay the ability of such Seller to consummate the Transactions. 4.5 Brokerage and Finder’s Fee. No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the Transactions based upon arrangements made by or on behalf of Seller or any Affiliate of such Seller. 4.6 Reorganization. Sellers have provided to Buyer and Waldencast complete copies of all agreements, documents and other instruments effecting the Reorganization, including complete copies of any side letters or similar arrangements in connection therewith. 4.7 Investment Representations. (a) Croma will be acquiring the Milestone Shares issued to it pursuant to this Agreement for its own account and not with a view to distribution in violation of any applicable Laws. Following the expiration of the applicable Lock-Up period, each Holdco Member, following any distribution to such Holdco Member by Holdco Seller, will be acquiring the Milestone Shares initially issued to Holdco Seller pursuant to this Agreement for its own account and not with a view to distribution in violation of any applicable Laws. Subject to Section 1.4 hereof, Croma will not and Holdco Seller will not (and will cause the Holdco Members not to) sell, transfer or otherwise dispose of the Milestone Shares or any interest therein except in a transaction registered pursuant to the provisions of the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act. The receipt of the Milestone Shares by or at the instructions of such Seller has not been solicited by or through anyone other than Buyer. (b) Such Seller and, or in respect of Holdco Seller, each Holdco Member, is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is able to bear the risk of its investment in the Milestone Shares for an indefinite period. Such Seller and, in respect

- 37 - of Holdco Seller, each Holdco Member, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Milestone Shares. Such Seller and, on in respect of Holdco Seller, each Holdco Member, is able to bear the economic risk of an investment in the Milestone Shares and is able to afford a complete loss of such investment. (c) Such Seller or its representatives have been furnished with materials relating to the business, finances and operations of Buyer and relating to the offer and sale of the Milestone Shares that have been requested by such Seller. Such Seller or its representatives have been afforded the opportunity to ask questions of Buyer or its representatives and receive answers concerning the terms and conditions of the offering of the Milestone Shares and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense. Such Seller and, on in respect of Holdco Seller, each Holdco Member, understands and acknowledges that its ownership of the Milestone involves a high degree of risk and uncertainty. Such Seller and, in respect of Holdco Seller, each Holdco Member acknowledges specifically that a possibility of total loss exists. Such Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Milestone Shares. (d) Such Seller and Holdco Seller, on behalf of each Holdco Member, acknowledges and agrees that the Milestone Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Milestone Shares have not been registered under the Securities Act and that Waldencast is not required to register the Milestone Shares, provided that such acknowledgment does not limit the obligations of Waldencast pursuant Section 5.10 with respect to resale registration of the Milestone Shares. Such Seller and Holdco Seller, on behalf of each Holdco Member, acknowledges and agrees that the Milestone Shares may not be offered, resold, transferred, pledged or otherwise disposed of by such Seller and Holdco Seller, on behalf of each Holdco Member, absent an effective registration statement under the Securities Act except (i) to Waldencast or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable Laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Milestone Shares shall contain a restrictive legend to such effect. Such Seller and Holdco Seller, on behalf of each Holdco Member, acknowledges and agrees that the Milestone Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, such Seller and each Holdco Member may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Milestone Shares and may be required to bear the financial risk of an investment in the Milestone Shares for an indefinite period of time. Such Seller and Holdco Seller, on behalf of each Holdco Member, acknowledges and agrees that the provisions of Rule 144(i) under the Securities Act will apply to the Milestone Shares. Such Seller and Holdco Seller, on behalf of each Holdco Member, acknowledges and agrees that he, she or it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Milestone Shares. (e) Such Seller and Holdco Seller, on behalf of each Holdco Member, acknowledges that it is aware that there are substantial risks incident to the ownership of the Milestone Shares, including those set forth in Waldencast’s SEC Documents. Such Seller and Holdco Seller, on behalf of each Holdco Member, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Such Seller and Holdco Seller, on behalf of each Holdco Member, respectively acknowledge, with respect to Tax liabilities that may arise as a result of the Transactions contemplated by this Agreement, (i) as to Croma, it shall be responsible for any such Tax liabilities incurred by Croma and (ii) as to Holdco Seller, each Holdco Member shall be responsible for any such Tax liabilities incurred by such Holdco Member, and neither Waldencast nor the Buyer has provided any Tax advice or any other representation or guarantee regarding the Tax consequences of the

- 38 - Transactions. For the avoidance of doubt, nothing in this Section 4.7(e) shall be construed to limit or waive any right of any Seller under Article VIII with respect to breach of any representation and warranty in Article II. ARTICLE V COVENANTS OF THE PARTIES 5.1 Release. As of the Closing, except for any rights or obligations under this Agreement or the Ancillary Documents, each Seller and its respective successors and assigns (the “Seller Releasing Party” and collectively, the “Seller Releasing Parties”) hereby irrevocably and unconditionally, fully and forever, release, acquit and discharge each of Buyer and the Company and their respective future, current and former officers, directors, employees, Affiliates, partners, managers, members, advisors, heirs, executors, administrators, trustees, beneficiaries, successors and assigns (“Company Released Party” and collectively, the “Company Released Parties”) from any and all actions, causes of action, suits, proceedings, executions, Liabilities, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity, and regardless of the legal theory under which such liability or obligation may be sought or imposed, arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which any Seller Releasing Party can, shall or may have, now or in the future, against the Company Released Parties in respect of matters relating to such Seller Releasing Party’s ownership, control, management or operation of the business of the Company, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, including, for the avoidance of doubt, any claims or Liabilities in respect of that certain Distribution Agreement, dated December 22, 2023, by and between Croma and the Company (the “Released Claim” and collectively, the “Released Claims”). Notwithstanding anything to the contrary in the foregoing, no release is made with respect to claims to the extent related to or arising out of any of the following: (i) any rights that Seller Releasing Parties may have under this Agreement or any of the Ancillary Documents; and (ii) from any claim or rights of any kind that any Seller Releasing Parties may have to indemnification by the Company as an officer, director, employee or other representative of the Company (provided that it is agreed that none of Sellers nor any of their respective Affiliates shall be entitled to such indemnification for any indemnification claim made under Article VIII) for any act or inaction by any Seller taken or occurring before the Closing Date. The Seller Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding or other action of any kind against any Company Released Party, based upon any Released Claim. Seller Releasing Parties acknowledge that they have been advised of the provision of California Civil Code § 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Seller Releasing Parties being aware of such code section hereby expressly waive any right that the Seller Releasing Parties may have thereunder, as well as under any other statute or common law principle of similar effect. 5.2 Non-Solicitation, Non-Disclosure Covenants. (a) No Recruitment or Hiring of Employees. Each Seller agrees that such Seller shall not, for a time period which commences as of the Closing Date and ends on the second (2nd) anniversary of the Closing Date, directly or indirectly, on such Seller’s own behalf or on behalf of any other Person,

- 39 - solicit, recruit or hire, or attempt to solicit, recruit or hire, any Restricted Person or induce or attempt to induce any Restricted Person to leave the employ of or cease doing business with the Company or any other member of the Company Affiliated Group, as the case may be; provided, however, that nothing in this Section 5.2(a) shall prevent such Seller (i) from making any general solicitations, directly or indirectly, including through newspapers, trade journals, the internet or any similar media that are not directed specifically at any employee or independent contractor of the Company Affiliated Group or (ii) from soliciting and hiring any former employee or independent contractor of the Company Affiliated Group who was terminated by the Company Affiliated Group without cause. (b) No Disclosure of Confidential Information. Except to the extent (i) authorized by Buyer, (ii) required by Law or any legal process, or (iii) necessary in performing such Seller’s obligations under this Agreement, no Seller will, directly or indirectly, at any time after the Closing, use or exploit, or disseminate, disclose, or divulge to any person, firm, corporation, association or other business entity, Confidential Information of the Company. As used herein, the term “Confidential Information” shall mean any and all information about the Company or relating to the trade secrets of the Company and the Business, in each case whether or not disclosed to such Seller or whether or not known by such Seller as a consequence of or through its relationship with the Company, if in each case such information is not publicly available (other than through a breach by such Seller of this Section 5.2(b)); provided, however, that any confidential information of a Seller (or a Holdco Member with respect to Holdco Seller) that is in the possession or control of the Company, whether pursuant to a Contract or otherwise shall not be considered Confidential Information with respect to such Seller (or Holdco Seller with respect to any such Holdco Member) for purposes of this Section 5.2(b). Subject to the foregoing proviso, each Seller acknowledges and agrees that the term “Confidential Information” includes all information regarding the following: trade secrets, Intellectual Property, products, services, formulations and manufacturing methods, human trial data, pre- clinical trial data, clinical trial data, client and partner lists (including names, addresses and telephone numbers), purchasing criteria of the Company, business plans, methods and procedures, accounting data, compensation and human resources information, marketing strategies, new product and services developments, price lists and pricing strategies, contract forms, business and financial models, electronic and other files, and financial data regarding the Business and the Company. (c) Each Seller acknowledges that such Seller carefully read and considered the provisions of this Section 5.2. Each Seller acknowledges that such Seller has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 5.2. Each Seller also acknowledges and understands that these restrictions are reasonably necessary to protect the legitimate and substantial business interests of Buyer and its Affiliates, including protection of the goodwill acquired. Each Seller also acknowledges that the Transactions (including the receipt of the Purchase Price by such Seller) constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 5.2. (d) The Parties acknowledge and agree that the individual covenants in this Section 5.2 are separate and distinct commitments of Sellers, independent of each other covenant hereunder. Each Seller further agrees that each of the covenants in this Section 5.2 is reasonable with respect to its duration, geographic area and scope of activity, to protect, among other things, Buyer’s acquisition of the goodwill of the Business. Accordingly, if, at the time of enforcement of any one or more of the covenants in this Section 5.2, a court or arbitrator holds that the restrictions stated herein with respect to any specific covenant herein are unreasonable under the circumstances then existing, the Parties agree that the maximum duration, geographic area and/or scope of activity legally permissible under such circumstances will be substituted for the duration, geographic area and/or scope of activity stated herein. 5.3 Further Actions. Subject to the terms and conditions provided in this Agreement, each of the Parties shall deliver, or cause to be delivered, such further certificates, instruments and other

- 40 - documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. 5.4 Public Announcements. Unless otherwise required by applicable Law (and in that event only if time does not permit), at all times prior to or following the Closing Date, Waldencast and Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or public announcements with respect to the Transactions and shall not issue any such press release or public announcement without the written approval of the other Parties; provided that, each Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the Transactions to its direct and indirect equity holders, as applicable, in order that such Persons may have such information for their personal use and information and, if applicable, provide information about the subject matter of this Agreement and the Transactions to their respective investors and prospective investors in connection with their fundraising and reporting activities, including the consummation of the Transactions; provided further, that Buyer shall be entitled to make any press release or other public announcement or filing required under applicable Law or stock exchange regulations or rule, including applicable SEC regulations, in which case, to the extent practicable under applicable Law or stock exchange regulations or rule Sellers shall have the right to review and comment on such press release or announcement prior to publication (in which case, any such comments shall be provided promptly, and in any event, within forty-eight (48) hours after such communication). 5.5 D&O Indemnification. Prior to or simultaneously with the Closing, Sellers shall, or shall cause the Company to, obtain a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company or the Business on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company or by Sellers on the Company’s behalf. The cost of such policy shall be borne equally, 50% by Buyer and, as a Transaction Expense, 50% by Sellers. 5.6 R&W Policy. Buyer shall obtain a representation and warranty insurance policy at its sole election and at its sole cost (collectively, the “R&W Policy”) in connection with the Transactions. Sellers shall use commercially reasonable efforts to cooperate with Buyer with respect to any claim submitted by Buyer against the R&W Policy. 5.7 No Challenge. As of and following the Closing Date, neither Sellers nor any of their respective Affiliates shall (a) attempt to register any Trademark included in the Company Intellectual Property or any Trademark confusingly similar thereto, in each case, in any jurisdiction worldwide or (b) indirectly or directly challenge or interfere with the validity or enforceability of the Company Intellectual Property or with Buyer’s or any of its Affiliates’ (including the Company’s) rights in, or efforts to enforce, the Company Intellectual Property. 5.8 Certain Reorganization Documents. Following the Closing Date, no Seller shall amend or otherwise, directly or indirectly (including through side letters or similar arrangements), amend, waive or modify the rights and obligations set forth in the Amended and Restated Limited Liability Company Agreement of each of Holdco Seller and THAF Company, LLC, in each case as in effect on the Closing Date and provided to Buyer, in a manner adverse to Waldencast or Buyer, including any amendments or modifications that would (a) in respect of Holdco Seller, permit disclosure of Confidential Information to Persons other than (i) the managers, officers or professional advisors of Holdco Seller or (ii) Holdco Members where Confidential Information has been (A) publicly disclosed by Waldencast or any Waldencast Subsidiary or (B) determined in the advice of legal counsel not to be material nonpublic

- 41 - information of Waldencast and is disclosed subject to the confidentiality obligations set forth in the Limited Liability Company Agreement of Holdco Seller, (b) permit the transfer of the right to receive Milestone Shares, other than permitted transfers or transfers to third parties upon the exercise of the right of first refusal, exercise of the drag-along rights, or exercise of the tag-along rights, in each case to the extent of and as may be set forth in such agreements as of the Closing Date, (c) for a period of two (2) years after the Closing Date, change the governing body of Holdco Seller to include any Person not affiliated with Gore Range Capital, or (d) adversely impact the ability of Waldencast or Buyer to enforce its rights (including rights to indemnification pursuant to Article VIII) and remedies hereunder or thereunder. 5.9 Books and Records. Sellers shall cause all books and records of the Company and the Business (including personnel records, books of account, files, invoices, correspondence and other documents) to be to be uploaded and maintained electronically on Box, a secure cloud-based file sharing and document storage platform. 5.10 Registration Rights. (a) Waldencast shall, within thirty (30) days following the issuance of the Approval Milestone Shares, file a Registration Statement (as such term is defined in the Registration Rights Agreement) to permit the public resale of the Milestone Shares received hereunder on the terms and conditions specified in the Registration Rights Agreement and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) sixty (60) calendar days following the issuance of the Approval Milestone Shares if the SEC notifies Waldencast that it will “review” the Registration Statement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review. (b) Such Seller (including Holdco Seller on behalf of each Holdco Member), hereby agrees that for so long as a Registration Statement is then effective and available for use by such Seller or Holdco Member for the resale of its Milestone Shares received hereunder, subject to customary blackout periods as further described in the Registration Rights Agreement, neither such Seller nor any Holdco Member shall resell such Milestone Shares pursuant to Rule 144 (the “Rule 144 Restriction”), unless (i) such Registration Statement becomes unavailable for use for six (6) consecutive weeks (the “Initial Cure Period”) or (ii) the Registration Rights Agreement is terminated as to such Seller or Holdco Member in accordance with its terms. Following the Initial Cure Period, if at any time during the term of the Registration Rights Agreement, a Registration Statement becomes effective and available for use by such Seller or Holdco Member for the resale of its Milestone Shares received hereunder, the Rule 144 Restriction shall immediately reapply following the effectiveness of such Registration Statement. (c) Following the expiration or early release of any Lock-Up, if applicable, or following the issuance of any Milestone Shares if not subject to the Lock-Up, Holdco Seller shall be solely responsible for distributing any Milestone Shares issuable to each Holdco Member. Waldencast shall use commercially reasonable efforts to cooperate with its transfer agent solely to the extent necessary to facilitate such distribution of such Milestone Shares. 5.11 SEC Matters. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of the Milestone Shares to the public, if the Registration Statement is not declared effective within the period prescribed in Section 5.10(a) or subsequently becomes unavailable for a period of time of more than two (2) consecutive months, for a period of five (5) years following such date, Waldencast agrees to use Commercially Reasonable Efforts to:

- 42 - (a) make and keep current public information (as such terms are defined in Rule 144 under the Securities Act) regarding Waldencast available; (b) file with the SEC in a timely manner all reports and other documents required of Waldencast under the Securities Act and the Exchange Act; and (c) furnish or make available to any Seller or Holdco Member upon written request a written statement by Waldencast as to its compliance with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly (if filed) report of Waldencast, and such other reports and documents so filed or furnished to the SEC as such Seller or Holdco Member may reasonably request in availing itself of any rule or regulation of the SEC allowing such Seller or Holdco Member to sell any Milestone Shares issued pursuant to this Agreement without registration. 5.12 Holdco Seller Continued Existence. Following the Closing, Holdco Seller shall remain in existence and continue to be treated as a partnership for U.S. federal income tax purposes for a period of at least two years. ARTICLE VI CLOSING TRANSACTIONS 6.1 Deliveries by Buyer. At the Closing, (a) Buyer shall have made or caused to be made the payments set forth in Section 1.3; (b) Buyer shall have delivered to Sellers the Phase 2 Product Option Agreement attached hereto as Exhibit C (the “Phase 2 Product Option Agreement”), executed by the Company; (c) Buyer shall have delivered the Market Development Agreement, executed by the Company and Obagi; and (d) Buyer shall have obtained the R&W Policy, shall have paid or caused to be paid all costs and expenses related to the R&W Policy, and coverage under such policy shall be effective as of the Closing Date. 6.2 Deliveries by Seller. At the Closing, Sellers shall deliver or cause to be delivered to Buyer: (a) all consents and notices set forth on Schedule 6.2(a); (b) evidence reasonably acceptable to Buyer of the termination of certain contracts and other arrangements set forth on Schedule 6.2(b); (c) the Market Development Agreement, executed by Croma; (d) the Phase 2 Product Option Agreement, executed by THAF Company, LLC and Sellers; (e) a certificate dated as of the Closing Date, duly executed by the CEO of the Company, certifying as to the Company certificate of incorporation and bylaws;

- 43 - (f) a certificate of good standing of the Company in Delaware, dated as of a date not earlier than ten (10) days prior to the Closing Date; (g) a properly completed and executed copy of IRS Form W-9 or W-8 (as appliable) from each Seller and the Company, and in respect of the Company, a duly executed certificate that satisfies the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is a “United States real property interest” as defined in Section 897 of the Code and a notice form that meets the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for the Buyer to deliver such notice form to the IRS on behalf of the Company upon the Closing; (h) written resignations of the Company’s directors and officers specified by Buyer on Schedule 6.2(h), effective as of the Closing, in a form reasonably acceptable to Buyer; (i) stock transfer powers representing the Shares, executed in blank, in proper form for transfer, with all required transfer tax stamps affixed thereto; (j) an electronic copy of the Data Room; (k) invoices for the Transaction Expenses, in form and substance reasonably satisfactory to Buyer, delivered substantially contemporaneously with the delivery of the Estimated Closing Statement and Flow of Funds Memorandum; (l) Payoff Letters in form and substance reasonably satisfactory to Buyer, and evidence reasonably acceptable to Buyer of termination or release in full of any Encumbrances or other security agreements or interests on all property or assets of the Company; and (m) agreements terminating the Company’s existing employment agreements and providing for a general release in favor of the Company and its Affiliates (including, after Closing, Waldencast and its Affiliates), signed by the Company and the relevant Company employee. ARTICLE VII TAX MATTERS 7.1 Straddle Period. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date (including for purposes of determining Tax liabilities reflected in the calculation of Current Liabilities with respect to any Straddle Period and Excluded Taxes), shall (a) in the case of real and personal property Taxes and franchise Taxes not based on gross or net income, be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the date immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of other Taxes, be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of 12:01 a.m. (Eastern time) on the Closing Date using a “closing of the books methodology” based on the actual operations of the Company; provided, that any employer payroll Taxes arising with respect to a Pre-Closing Tax Period or Straddle Period that have been deferred pursuant to the CARES Act or any other corresponding or similar provision of other Law with respect to Taxes, and all Taxes resulting from the exercise, conversion or any other transaction taken with respect to Company stock options, warrants or convertible notes (or any similar instruments) as part of the Reorganization or otherwise in connection with the Transactions, shall be allocated to the Pre-Closing Tax Period or the portion of such Straddle Period ending on the Closing Date, as applicable.

- 44 - Notwithstanding the foregoing, no Taxes attributable to any actions not contemplated by this Agreement that are either (i) taken by Buyer or (ii) taken outside the ordinary course of business by the Company on or following the Closing Date shall be taken into account for purposes of determining Tax liabilities reflected in the calculation of Current Liabilities. 7.2 Tax Contests. Each of Buyer, on one hand, and the Sellers, on the other hand, shall promptly notify the other in writing upon receipt (including receipt by Affiliates of Buyer or any Seller) of any written notice of any pending or threatened federal, state, local, or foreign Tax audit, examination, or proceeding that might reasonably be expected to materially affect the amount of Excluded Taxes (a “Tax Contest”). With respect to a Tax Contest that pertains to: (i) a Pre-Closing Tax Period or (ii) a Straddle Period, but only to the extent that the issues in such Straddle Period Tax Contest involve the Company’s Tax liability in connection with the Reorganization (collectively, a “Seller Tax Contest”), the Sellers shall have the right to control any such Seller Tax Contest and to employ counsel of their choice at the expense of Sellers; provided, however, Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Seller Tax Contest. If the Sellers do not timely elect to control a Seller Tax Contest, Buyer shall have the right to assume control of such Seller Tax Contest, and Sellers and their representatives shall be permitted, at Sellers’ expense, to be present at, and participate in, any such Seller Tax Contest. With regard to any tax issues in a Tax Contest for a Straddle Period that do not involve the Company’s Tax liability in connection with the Reorganization (an “Other Tax Contest”), Buyer shall have the sole right to control any such Other Tax Contest and to employ counsel of its choice at its expense; provided, however, the Sellers and their representatives shall be permitted, at Sellers’ expense, to be present at, and participate in, any such Other Tax Contest. Neither the Sellers (with respect to a Seller Tax Contest), and neither Buyer nor any of its Affiliates (with respect to an Other Tax Contest) shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes that could reasonably be expected to adversely affect the liability for Taxes for which the other Party may be liable under this Agreement without the prior written consent of the other Party (which shall not be unreasonably delayed, conditioned or withheld). Notwithstanding any provision of this Agreement to the contrary, to the extent that a provision of this Section 7.2 directly conflicts with any provision of Article VIII, this Section 7.2 shall govern. 7.3 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all sales, use, value added, real property transfer, controlling interest transfer, transfer and other similar Taxes in connection with the Transactions (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by Sellers. Buyer and Sellers shall cooperate with one another in the preparation and filing of all necessary documentation and Tax Returns with respect to all Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) such Transfer Taxes). For the avoidance of doubt, Transfer Taxes shall not include any Taxes imposed on the Reorganization transactions, and all such Taxes shall be allocated to and borne by Sellers. 7.4 Tax Returns. (a) The Company shall prepare all Tax Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period in accordance with applicable Law and in a manner consistent with Company’s past practices, to the extent not inconsistent with applicable Law. Reasonably in advance of the due date for filing any such Tax Return, the Company shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Sellers for their respective review and comment. The Company will consider in good faith any comments received from Sellers in the Company’s preparation of a final draft of such Tax Return for filing with the relevant Taxing Authority. No later than five (5) Business Days prior to the due date (after giving effect to valid extensions) for the payment of any Taxes imposed on the Company, Sellers shall pay the Company an amount equal to the portion of any Excluded Taxes shown as due on any such final draft Tax Return of

- 45 - the Company in respect of Tax Returns for a Pre-Closing Tax Period and in respect of the portion of such Straddle Period ending on the Closing Date in accordance with Section 7.1. (b) Without the written consent of Sellers or their respective representatives (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall cause its Affiliates not to): (i) file any Tax Return for the Company or the Business for a Pre-Closing Tax Period other than in accordance with Section 7.4(a), (ii) amend or modify any Tax Return filed by the Company or the Business prior to the Closing Date, (iii) make, change or rescind any Tax election for a Pre-Closing Tax Period, (iv) enter into voluntary discussions with any Taxing Authority with respect to Taxes of the Company or the Business for a Pre-Closing Tax Period, (v) enter into any closing agreement for a Pre- Closing Tax Period, (vi) file any private letter ruling for a Pre-Closing Tax Period, or (vii) waive any right to claim a refund of Taxes for a Pre-Closing Tax Period, in each case if such action could increase the amount of any liability (or decrease the amount of any asset or contra-liability) for Excluded Taxes or any Taxes included in the determination of Current Liabilities, Closing Indebtedness or Transaction Expenses or reduce the amount of Tax refunds to which Sellers are entitled pursuant to Section 7.5. 7.5 Pre-Closing Tax Refunds. All refunds of Taxes of the Company or relating to the Business for all Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.1) (regardless of whether such refunds are paid prior to, as of or after the Closing Date), including in the form of a direct credit or estimated Tax payments shall be for the account of Sellers, and Buyer shall, and shall cause the Company to, pay over to Sellers any such refund (including any interest received with respect thereto) within ten (10) days after receipt thereof, net of any reasonable costs or expenses incurred by the Company or Buyer in procuring such refund. For the avoidance of doubt, any refund of Taxes of the Company with respect to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date shall be claimed in cash rather than as a credit against future Tax liabilities; provided, however, that if a refund is available in the form of a direct credit or reduction of Taxes otherwise due, Buyer shall pay Sellers such amount within five (5) Business Days after the date the Tax Return claiming such refund or reduction is filed, net of any reasonable costs or expenses incurred by the Company or Buyer in procuring such refund. Buyer shall, at Seller’s sole cost and expense, reasonably cooperate with Sellers in obtaining such refunds, including through the filing of amended Tax Returns or refund claims at the direction of Sellers. 7.6 Cooperation. Buyer and Sellers shall cooperate (and cause their Affiliates to cooperate) with each other and with each other’s agents in connection with Tax matters. Such cooperation shall include each Party, upon reasonable written request by the other Party, making available to the other Party Tax-related information and documents in its possession relating to the Company or the Business. To the extent Sellers will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date, Buyer shall, and shall cause its Affiliates to, (a) use commercially reasonable efforts to properly retain and maintain such records for a period of seven (7) years following the Closing Date, and (b) allow Sellers and its agents and representatives, at the times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as Sellers reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours. 7.7 Tax Treatment. The Parties agree that, for U.S. federal and applicable state and local income tax purposes, (a) each Contingent Payment, if any, paid to Sellers pursuant to this Agreement shall be treated as additional deferred or contingent consideration paid by Buyer for the Shares, except to the extent required to be treated as interest imputed under the Code and any similar provision of state, local or non-U.S. Law with respect to Taxes, and (b) Buyer shall determine the extent of any such imputed interest in its reasonable discretion and provide Buyer’s calculation thereof to Sellers (together with any supporting workpapers) reasonably promptly following the end of each calendar year following the year in

- 46 - which the Closing occurs. The Parties agree not to take any position inconsistent with the foregoing treatment, except as otherwise required by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law. ARTICLE VIII INDEMNIFICATION 8.1 Survival. All representations and warranties made by the Parties in this Agreement shall survive the Closing until the twelve (12)-month anniversary of the Closing; provided that (a) the Fundamental Representations shall survive until the later of (i) expiration of the statute of limitations for a breach of contract claim in Delaware and (ii) the six-year anniversary of the Closing Date, (b) the Tax Representations shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (c) the representations and warranties of Buyer Parties expressly set forth in Schedule 2.11 as having a longer survival period shall survive the Closing until the twenty-four (24)-month anniversary of the Closing. All covenants and agreements shall survive the Closing in accordance with their terms. Sellers’ indemnification obligations under Section 8.2(a)(v) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations related to the subject matter thereof. Sellers’ indemnification obligations under Section 8.2(a)(vi) shall survive the Closing until the later of (x) expiration of the statute of limitations for a breach of contract claim in Delaware and (y) the six-year anniversary of the Closing Date. If, prior to the expiration of the applicable survival period, a Claim Notice is delivered alleging Losses and a claim for recovery in accordance with Section 8.3(a) in reasonable detail based on facts or circumstances existing at the time of delivery of any such Claim Notice, then the claim asserted in such Claim Notice shall survive until such claim is fully and finally resolved. Nothing in this Article VIII nor anything else in this Agreement shall limit the rights of Buyer to pursue recoveries under the R&W Policy. 8.2 Indemnification Obligations. (a) From and after the Closing, subject to the limitations set forth in Section 8.4, Each Seller shall severally (based on their respective Pro Rata Percentage), and not jointly, indemnify, defend and hold harmless Buyer and its Subsidiaries and Affiliates (including, following the Closing, the Company) and its and their respective officers, directors, equityholders, members, managers, employees and agents (“Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), from and against all Losses actually incurred by any Buyer Indemnified Party, directly or indirectly, arising out of or relating to any of the following: (i) the inaccuracy in, or breach of, any representation or warranty as to the Company in Article III (provided that if any such representation or warranty is qualified in any respect by materiality or Company Material Adverse Effect, such materiality or Company Material Adverse Effect qualification will in all respects be ignored for purposes of this Article VIII for purposes of determining the amount of a Loss and for purposes of determining whether a representation or warranty is inaccurate or breached); (ii) the breach or violation of such Seller’s covenants or agreements contained in this Agreement; (iii) the Transaction Expenses (to the extent not paid pursuant to Sections 1.3 and 1.5); (iv) any Indebtedness of the Company as of the Closing Date (to the extent not paid pursuant to Sections 1.3 and 1.5);

- 47 - (v) Excluded Taxes; and (vi) the Reorganization. (b) From and after the Closing, subject to the limitations set forth in Section 8.4, each Seller, severally and not jointly, shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses actually incurred by any Buyer Indemnified Party, directly or indirectly, arising out of or relating to the inaccuracy in, or breach of, any representation or warranty by such Seller in Article IV (provided that if any such representation or warranty is qualified in any respect by materiality, such materiality or qualification will in all respects be ignored for purposes of this Article VIII for purposes of determining the amount of a Loss and for purposes of determining whether a representation or warranty is inaccurate or breached); (c) From and after the Closing, subject to the limitations set forth in Section 8.4, Waldencast and Buyer, jointly and severally, shall indemnify, defend and hold harmless Sellers and their respective Affiliates, and their respective officers, directors, managers, equityholders, employees and agents (the “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”), from and against all Losses actually incurred or suffered by any Seller Indemnified Party, directly or indirectly, arising out of or relating to any of the following: (i) the inaccuracy in, or breach of, any representation or warranty by Waldencast or Buyer in Article II (provided that if any such representation or warranty is qualified in any respect by materiality or Waldencast Material Adverse Effect, such materiality or Waldencast Material Adverse Effect qualification will in all respects be ignored for purposes of this Article VIII for purposes of determining the amount of a Loss and for purposes of determining whether a representation or warranty is inaccurate or breached); and (ii) the breach or violation by Waldencast or Buyer of any of its covenants or agreements contained in this Agreement. 8.3 Procedures. (a) In the event that any claim or demand for which an indemnifying party (“Indemnitor”) would be liable to an indemnified party (“Indemnitee” and collectively, “Indemnitees”) hereunder is asserted against or sought to be collected from an Indemnitee (whether directly by such Indemnitee or by a third party), the Indemnitee shall promptly notify Indemnitor of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided that no defect in the prompt delivery of or the information contained in such Claim Notice will relieve such Indemnitor from any obligation under this Article VIII, except to the extent such failure actually and materially prejudices such Indemnitor. The Indemnitor shall then have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnitee (x) whether or not it disputes its liability to the Indemnitee hereunder with respect to such claim or demand and (y) whether or not it desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand. If the Indemnitor assumes the defense of such claim or demand, it shall be deemed to have acknowledged that any amounts that become due with respect to such claim or demand, if successful, are indemnifiable Losses subject to the terms and conditions of this Agreement. (i) If the Indemnitor disputes its liability with respect to such claim or demand or the amount thereof, to the extent permissible under the terms of the R&W Policy, such claim or

- 48 - demand shall not be settled without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed). (ii) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand, then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings; provided, however, the Indemnitor shall not, without the prior written consent of the Indemnitee (which consent will not be unreasonably withheld, delayed or conditioned) and the insurer to the extent required pursuant to the terms of the R&W Policy, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise unless (A) as an unconditional term thereof, the claimant or plaintiff to the Indemnitee grants a full release of Indemnitee and its Affiliates, in form and substance satisfactory to the Indemnitee, from all liability in respect of such claim or demand; (B) there is no finding or admission of any violation of applicable Law; and (C) the sole relief provided is monetary damages that have been in full deposited by Indemnitor into a special account notified to the Indemnitee. If any Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. (iii) The Indemnitor shall not be entitled to assume control of the defense of a Claim if: (A) in the reasonable opinion of the Indemnitee, any such claim or demand or the litigation or resolution of any such claim or demand involves equitable or injunctive relief, or would impose criminal liability or criminal damages, (B) based upon the advice of counsel to the Indemnitee, a non-waivable conflict of interest exists between the Indemnitor and the Indemnitee, (C) Indemnitee or the insurer is required to assume the defense of such Claim pursuant to the R&W Policy, (D) such Claim (including any third-party Claim) is to be satisfied primarily through a claim made by Buyer under the R&W Policy, (E) such Claim is brought by a Governmental Authority and is not a Tax Contest brought by a Taxing Authority, or (F) the Indemnitor has failed or is failing to prosecute and defend vigorously such Claim; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitee should elect to exercise such right to assume control of the defense or settlement of a Claim, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand, at its sole cost and expense. (iv) If the Indemnitor elects not to defend the Indemnitee against such claim or demand, whether by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnitor or by the Indemnitee (but no Indemnitee shall have any obligation to defend any such claim or demand) then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the Indemnitor hereunder, unless the Indemnitor shall have disputed its liability to the Indemnitee hereunder, as provided in Section 8.3(a)(i) above. (v) For all purposes of this Article VIII, the Indemnitor and Indemnitee shall reasonably cooperate with, and make available to, the other party and its representatives, upon reasonable prior notice, information, records and data, and shall permit reasonable access during normal business hours to its facilities and personnel, in each case, as may be reasonably required in connection with the resolution of such disputes; provided that such access does not interfere with the conduct of the business of such party and its Affiliates and materials may be redacted as necessary to address reasonable attorney client or other privilege or bona fide confidentiality concerns. In connection therewith, each Party agrees that (A) it will use its reasonable efforts, in respect of any Claim in which it has assumed or participated in the defense, to avoid production of

- 49 - confidential information (consistent with applicable Law and applicable rules of procedure), and (B) all communications between a Party hereto and counsel responsible for or participating in the defense of any Claim shall, to the extent possible, be made so as to preserve any applicable attorney- client or work-product privilege. (b) Any payment made to or on behalf of a party pursuant to Article VIII shall be treated by Buyer and Sellers for U.S. federal and applicable state and local income Tax purposes as an adjustment to the Purchase Price, and the Parties agree not to take any position inconsistent therewith, unless otherwise required by applicable Law. (c) Subject to the limitations set forth in Section 8.4, to the extent of indemnifiable Losses of any Buyer Indemnified Party, the Buyer Indemnified Parties shall be entitled to recover as follows: (i) for Claims pursuant to Sections 8.2(a)(i) or 8.2(b) (other than with respect to a breach of Fundamental Representations or Tax Representations), solely from the R&W Policy, except through payment by Sellers in cash in an amount not to exceed $75,000 (which is 50% of the retention amount under the R&W Policy); (ii) for Claims pursuant to Section 8.2(a)(i) or 8.2(b), in each case for breach of a Fundamental Representation or a Tax Representation, pursuant to Section 8.2(a)(v) with respect to Excluded Taxes or pursuant to Section 8.2(a)(vi) with respect to the Reorganization, at Buyer’s or Waldencast’s, as applicable, sole election either (A) from the R&W Policy, (B) or through payment from Sellers for cash; and (iii) for any Claims other than as set forth in Sections 8.3(c)(i) and 8.3(c)(ii), through payment from Sellers for cash. (d) To the extent indemnifiable Losses of any Seller Indemnified Party are to be paid by Buyer or Waldencast, Sellers may recover such Losses by proceeding directly against Buyer or Waldencast for cash, subject to the limitations set forth in Section 8.4. For the avoidance of doubt, this Section 8.3(c) shall not affect the Buyer Indemnified Parties’ rights to seek recovery for Losses from a source other than Sellers. 8.4 Limitations on Indemnification. (a) Deductible. Subject to Section 8.3(c), no Indemnitee shall be entitled to any indemnification payment from an Indemnitor pursuant to Sections 8.2(a)(i) or 8.2(b) (other than with respect to a breach of Fundamental Representations or Tax Representations), respectively, until such time as the total amount of all Losses that are indemnifiable pursuant thereto exceeds $75,000 (which is 50% of the retention under the R&W Policy) in the aggregate (the “Deductible”). No Indemnitee shall be entitled to any indemnification payment from a Seller pursuant to Section 8.2(b) until such time as the total amount of all Losses that are indemnifiable pursuant thereto exceeds such Seller’s Pro Rata Percentage of the Deductible. In each case, if the total amount of such Losses exceeds the Deductible (or applicable portion thereof), then such Indemnitee(s) shall be entitled to indemnification for the portion of such Losses exceeding the Deductible subject to the applicable limitations set forth in Section 8.3(c) and this Section 8.4. (b) Indemnity Caps. Subject to Section 8.3(c), the total amount of indemnification payments that Sellers can be required to make to Buyer Indemnified Parties under this Article VIII are as follows:

- 50 - (i) aggregate indemnification payments by Sellers pursuant to Section 8.2(a)(i) or 8.2(b) (other than with respect to a breach of Fundamental Representations or Tax Representations) shall be limited to $75,000 (which is 50% of the retention under the R&W Policy) (allocated between Sellers based on their Pro Rata Percentages with respect to Section 8.2(a)(i) but as to each respective Seller with respect to Section 8.2(b)); (ii) aggregate indemnification payments by Sellers pursuant to Section 8.2(a)(i), with respect to Fundamental Representations (allocated between Sellers based on their Pro Rata Percentages), and Section 8.2(b), with respect to any breach of a Fundamental Representation, shall be limited to $30,000,000.00; (iii) aggregate indemnification payments by Sellers pursuant to Section 8.2(a)(ii) shall be unlimited, except that a Seller shall only be liable under Section 8.2(a)(ii) for a breach by such Seller of such Seller’s covenants or agreements contained in this Agreement; and (iv) aggregate indemnification payments by Sellers to an Indemnitee pursuant to Sections 8.2(a)(iii) through 8.2(a)(vi) and any breaches of Tax Representations shall be unlimited (but shall be allocated between Sellers based on their Pro Rata Percentages). (c) Insurance. The amount of the Losses which any Party seeking indemnification under this Article VIII shall have suffered or incurred shall be determined net of the amount of any insurance proceeds (excluding amounts recovered under the R&W Policy) actually received by such Indemnitee (net of any co-pays, deductibles, retro-premium adjustments, increase in premiums or costs relating to such insurance proceeds). If any (i) amounts are recovered under insurance policies (other than the R&W Policy) or (ii) amounts are actually recovered from third parties (collectively, the “Third Party Recovery Amount”) with respect to any claim for which an Indemnitee has recovered under this Article VIII, then the Indemnitee shall promptly pay to the Indemnitor by wire transfer of immediately available funds, an amount equal to the Third Party Recovery Amount, but only up to the amount previously paid by or on behalf of the Indemnitor under this Article VIII with respect thereto. The provisions of this Article VIII (including with respect to the Deductible) are not applicable to, and shall not in any way limit, Claims under the R&W Policy, except as and to the extent expressly set forth in the R&W Policy. (d) Exclusive Remedy. From and after the Closing, the remedies expressly provided in this Article VIII (other than for claims arising from Fraud) shall constitute the sole and exclusive remedy of the Indemnitees contained in this Agreement, except as provided in Section 1.4 (Contingent Consideration), Section 1.5 (Purchase Price Adjustment) and Section 9.7 (Specific Performance). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall affect the ability of Buyer to make any claim under the R&W Policy. (e) Mitigation. Waldencast and Buyer shall use commercially reasonable efforts to mitigate any Losses for which it seeks indemnification pursuant to this Article VIII, if, in Waldencast’s and Buyer’s reasonable business judgment, such Losses can be mitigated; provided that in the event Waldencast and Buyer are required to mitigate such Losses under applicable Law, applicable Law shall govern and control. (f) Denial of Claim. Subject to Section 8.4(g), Sellers acknowledge and agree that (i) the denial of any claim by any Buyer Indemnified Party under the R&W Policy shall not be construed as, or used as evidence that, such Buyer Indemnified Party is not entitled to indemnification under this Article VIII, (ii) nothing in this Article VIII shall limit any of Buyer’s rights under the R&W Policy or any Person’s right to seek and obtain equitable relief to which any Person shall be entitled pursuant to Section 9.7 or any

- 51 - Person’s right to seek any remedy on account of Fraud, (iii) Buyer is entering into the R&W Policy and that, in connection therewith and subject to Section 8.4(g), Buyer Indemnified Parties may make claims for the same Losses or series of related Losses under both this Article VIII and the R&W Policy. (g) No Duplicative Recovery. Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, Buyer, its Affiliates, and the other Buyer Indemnified Parties shall not be entitled to recover under this Article VIII (or otherwise), and Sellers shall have no obligation to indemnify any Buyer Indemnified Party for any indemnifiable Losses (under this Article VIII or otherwise), if, and to the extent, that such amount (i) was reflected in the Closing Balance Sheet or the Closing Statement and taken into account for purposes of the adjustments contemplated by Section 1.5, (ii) has been recovered under any other provision of this Agreement, or (iii) has been recovered under any Ancillary Document or other agreement, certificate, document or instrument entered into in connection with the Transactions, whether by Buyer or any of its Affiliates. For the avoidance of doubt, in no event shall Sellers be liable more than once for the same Losses, whether under this Agreement, any Ancillary Document, or otherwise, and whether claimed by one or more Buyer Indemnified Parties. ARTICLE IX MISCELLANEOUS 9.1 Notices. All notices and other communications hereunder shall be in writing. Notices will be deemed given (a) on the first (1st) Business Day after being sent, prepaid, by internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) on transmission, if delivered via electronic mail, so long as there is no return error message, out of office autoreply or other notification of non-delivery received by the sender (provided that, electronic mail received after 5:00 p.m., recipient’s time zone on a Business Day, or at any time on a day other than a Business Day, shall be deemed received on the next Business Day), and (c) when actually received by recipient if delivered by personal service. Any Party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Notices shall be made to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice): (a) if to Buyer: Michelin House, 81 Fulham Road London, SW3 6RD United Kingdom Attention: General Counsel E-mail: Legal@waldencast.com Copy (which shall not constitute notice) to: Holland & Knight LLP 787 7th Ave New York, NY 10019 Attention: Amy S. Leder, Charles A. Weiss, Scott Syverson E-mail: amy.leder@hklaw.com, charles.weiss@hklaw.com, scott.syverson@hklaw.com (b) if to Sellers: Croma-Pharma GmbH

- 52 - Industriezeile 6 2100 Leobendorf, Austria Attention: Andreas Prinz, Chief Executive Officer Email: andreas.prinz@croma.at and NVQ Investors Holding, LLC 1560 East Southlake Boulevard, Suite 206 Southlake, TX 76092 Attention: Ethan Rigel E-mail: ethan@gorerangecapital.com Copy (which shall not constitute notice) to: Munck Wilson Mandala, LLP 1900 Texas Capital Center 2000 McKinney Ave. Dallas, TX 75201 Attention: Randall G. Ray, Lawrence B. Mandala E-mail: rray@munckwilson.com; lmandala@munckwilson.com and Croma-Pharma GmbH Industriezeile 6 2100 Leobendorf, Austria Attention: Christian Lohse, General Counsel Email: christian.lohse@croma.at and Kilpatrick Townsend & Stockton 1100 Peachtree Street NE, Suite 2800 Atlanta, GA 30309 Attention: W. Benjamin Barkley E-mail: bbarkley@ktslaw.com and Shulman Rogers 12505 Park Potomac Avenue, 6th Floor Potomac, MD 20854 Attention: Scott D. Museles E-mail: SMuseles@shulmanrogers.com 9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no

- 53 - presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. 9.3 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one (1) copy of the Agreement, each of which shall constitute an original and each of which alone and all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic signatures (including the delivery of signed documents in PDF format or by means of DocuSign or other electronic signature platforms). 9.4 Entire Agreement. This Agreement, the Ancillary Documents, when executed and delivered, any other certificate, instrument or document delivered in connection herewith or therewith, and the “Binding Provisions” of the Transaction Proposal constitute the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any and all prior and contemporaneous understandings, agreements and representations by or among the Parties, both written and oral. 9.5 Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to create any third-party beneficiaries except as expressly set forth herein. Holdco Members are not express third-party beneficiaries of this Agreement and are not entitled to enforce this Agreement, or make any Claim in respect hereof, directly against any Party. 9.6 Governing Law; Resolution of Disputes. The Parties agree that this Agreement shall be governed by and construed in accordance with the applicable Laws of the State of Delaware without giving effect to any choice or conflicts of law provision or rule thereof that would result in the application of the applicable Laws of any other jurisdiction other than the applicable Laws of the United States of America, where applicable. The Parties do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts located in Delaware as the sole and exclusive forum for such matters of disputes, and further agree that, in the event of any action or suit as to any matters of dispute among the Parties, service of process may be made upon the other Party by mailing a copy of the summons and/or complaint to the other Party at the address set forth herein. Notwithstanding anything to the contrary contained herein, the Parties may seek equitable relief, or enforce any final judgment of any such federal or state court located in Delaware, in any other jurisdiction in any manner provided by applicable Law. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH (OTHER THAN EMPLOYMENT AGREEMENTS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE. In the event of any legal proceeding regarding or arising from this Agreement, if a court of competent jurisdiction determines in a final non-appealable judgment that one of the Parties has prevailed in such proceeding, then the non-prevailing Party shall reimburse the prevailing Party for its reasonable attorneys’ fees and expenses incurred in connection therewith. 9.7 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this

- 54 - Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.7 shall be in addition to, and not in lieu of, any other remedies that the Parties may be permitted to pursue under the terms of this Agreement. 9.8 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement (whether by operation of law or otherwise) nor any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided, however, that (a) subject to Waldencast’s and Buyer’s obligations pursuant to Section 1.4(j), Waldencast or Buyer may assign its rights and obligations under this Agreement in connection with a Change in Control, and (b) any Party may assign its rights hereunder to any Affiliate of such Party, in each case, without the consent of the other Parties. Either Seller may assign all (but not less than all) of such Seller’s rights and obligations under Section 1.4 of this Agreement with respect to the Cash Payments without the consent of the other Parties, provided that neither Waldencast nor Buyer shall have any liability to any assignee thereof except to comply with the terms of Section 1.4 and pursuant to assignee wire and contact information provided by the applicable Seller. No assignment shall relieve the assigning Party of any of its obligations hereunder. 9.9 Expenses. Except as otherwise expressly provided in this Agreement or as set forth in the Binding Provisions of the Transaction Proposal, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the Transactions, shall be paid by the respective Party incurring such costs and expenses. 9.10 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remainder of the provisions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions. Furthermore, if the scope of any provision contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by Law, and the Parties hereby consent and agree that such scope shall be judicially modified accordingly in any proceeding brought to enforce such provision. 9.11 Counsel and Advisors. Each Party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement or the other agreements contemplated hereby to which it is a party. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement and each of the other agreements contemplated hereby to which it is a party. 9.12 Amendment; Waiver. This Agreement may not be amended, except by an instrument in writing signed on behalf of Buyer and Sellers. Unless otherwise specifically agreed in writing to the contrary: (a) the failure or delay of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of Party entitled to the benefit of the provision being waived, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder. 9.13 Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of

- 55 - this Agreement will include all subsections thereof. References to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity. Any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP. The words “including”, “include” or other derivations thereof mean “including without limitation” and/or “including but not limited to”. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. References to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. References to any Law means such Law as amended modified, codified, replaced or reenacted, in whole or in part, and in effect as of the time of such reference, including rules and regulations promulgated thereunder. The words “made available to Buyer” or words of similar import with respect to any item made available by the Company shall mean delivered by the Company or posted prior to the execution of this Agreement in the online data room maintained by the Company on Box (the “Data Room”) no later than two (2) Business Days prior to the date hereof and remaining available on such data site through the date hereof. All references to “Dollars” or “$” mean U.S. Dollars unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends and such phrase shall not mean simply “if”. The Parties intend that each representation, warranty and covenant contained in this Agreement or any Ancillary Document will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant. 9.14 Provisions Regarding Legal Representation; Attorney Client Privilege. (a) Each of the Parties acknowledges and agrees that Munck Wilson Mandala, LLP (“MWM”) has acted as joint counsel to the Company and certain direct and indirect holders of the Company’s debt and equity securities (the “Securityholder” and collectively, the “Securityholders”) in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Waldencast and Buyer hereby consent and agree to, and agree to cause the Company, after the Closing, to consent and agree to, MWM representing Sellers or Securityholders after the Closing, including with respect to disputes in which the interests of Sellers or Securityholders may be directly adverse to Waldencast and its Affiliates (including, after the Closing, the Company) (collectively, the “Waldencast Parties”), and even though MWM may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Waldencast further consents and agrees to, and agrees to cause the Company, after the Closing, to consent and agree to, the communication by MWM to Sellers or any Securityholders in connection with any such representation of any fact known

- 56 - to MWM arising by reason of MWM’s prior representation of the Company. In connection with the foregoing, Waldencast hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) MWM’s prior representation of the Company and (ii) MWM’s representation of any Seller or Securityholders prior to and after the Closing. (b) Each of Waldencast and Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of MWM, the Company, Sellers or any Securityholders, or any of their respective directors, managers, officers, employees or other representatives that relate in any way to the negotiation, documentation and consummation of the Transactions (other than communications related to the preparation of the Seller Disclosure Schedule) or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained, owned and controlled by Sellers and shall not pass to or be claimed by Waldencast Parties. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to and controlled by Sellers and, except as provided below, shall not pass to or be claimed by Waldencast Parties. (c) Notwithstanding the foregoing, in the event that a dispute, investigation or audit arises between the Waldencast Parties, on the one hand, and a third party (other than any Seller or Securityholder), on the other hand (a “Third-Party Dispute”), Waldencast may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party. If the Waldencast Parties assert the attorney-client privilege in the Third-Party Dispute, Sellers agree to assert the attorney-client privilege and not disclose Privileged Deal Communications to such third party or otherwise waive the privilege. If the third party seeks disclosure of Privileged Deal Communications and the Waldencast Parties do not assert the attorney-client privilege to prevent disclosure, the Waldencast Parties shall promptly notify Sellers in writing (prior to the disclosure by the Waldencast Parties of any Privileged Deal Communications), and Sellers, in their sole discretion, will jointly direct the Waldencast Parties whether to assert the attorney-client privilege on Sellers’ behalf, or whether to waive such privilege, and if so directed to assert such privilege, the Waldencast Parties shall take such actions as requested by Sellers (at Sellers’ sole cost and expense) to assist therewith. In the event that Waldencast is legally required or requested by governmental order or otherwise (any such request or order, a “Legal Request”) to access or obtain a copy of all or a portion of the Privileged Deal Communications, the Waldencast Parties shall be entitled to access or obtain a copy of and disclose the Privileged Deal Communications to the extent necessary to comply with any such Legal Request. In the event the Privileged Deal Communications are relevant to any Third-Party Dispute, the Waldencast Parties shall be entitled to access or obtain a copy of the Privileged Deal Communications in connection with the Third-Party Dispute. Each of the Parties further understands and agrees that any future access to or disclosure of Privileged Deal Communications to the Waldencast Parties that may be confidential and/or subject to a claim of privilege as described above will not prejudice or otherwise constitute a waiver of any claim of privilege. In the event of any Legal Request, Waldencast shall promptly notify Sellers in writing (prior to the disclosure by the Waldencast Parties of any Privileged Deal Communications to the extent practicable) so that Sellers can seek a protective order and Waldencast agrees to use all commercially reasonable efforts (at Sellers’ sole cost and expense) to assist therewith. [Signature Page Follows]

[Signature Page to Stock Purchase Agreement] IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above. BUYER: NOVAESTIQ HOLDING LLC By: Name: Michel Brousset Title: Chief Executive Officer Docusign Envelope ID: 81FD3E29-2BBE-4E54-8820-408250080B5C

[Signature Page to Stock Purchase Agreement] WALDENCAST: WALDENCAST PLC By: Name: Michel Brousset Title: Chief Executive Officer Docusign Envelope ID: 81FD3E29-2BBE-4E54-8820-408250080B5C

[Signature Page to Stock Purchase Agreement] SELLERS: NVQ INVESTORS HOLDING, LLC By: GRC NVQ Holdings LLC, its manager By: Ethan Rigel Manager Docusign Envelope ID: AA396790-FAEC-4405-8EF5-1348A6995C36

[Signature Page to Stock Purchase Agreement] COMPANY: NOVAESTIQ CORP. By: Miles Harrison President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement] CROMA-PHARMA GMBH By: Andreas Prinz Managing Director By: Peter Haidenek Managing Director Docusign Envelope ID: 7D9D7B2A-B8E5-4C21-975E-EC2CF80B530B

SCHEDULE A DEFINITIONS [Intentionally omitted.]

SCHEDULE A-1 PERSONS NAMED FOR BUYER’S KNOWLEDGE OR KNOWLEDGE OF BUYER [Intentionally omitted.]

SCHEDULE A-2 PERSONS NAMED FOR COMPANY’S KNOWLEDGE OR KNOWLEDGE OF COMPANY [Intentionally omitted.]

SCHEDULE A-3 PERSONS NAMED FOR SELLER’S KNOWLEDGE OR KNOWLEDGE OF SELLERS [Intentionally omitted.]

SCHEDULE 1.4 SALES MILESTONE SCHEDULE [Intentionally omitted.]

BUYER DISCLOSURE SCHEDULE [Intentionally omitted.]

SELLER DISCLOSURE SCHEDULE [Intentionally omitted.]

SCHEDULE 6.2(a) CONSENTS AND NOTICES [Intentionally omitted.]

SCHEDULE 6.2(b) TERMINATION OF CERTAIN CONTRACTS [Intentionally omitted.]

SCHEDULE 6.2(h) RESIGNATION OF DIRECTORS AND OFFICERS [Intentionally omitted.]

EXHIBIT A REORGANIZATION STEPS [Intentionally omitted.]

EXHIBIT B MARKET DEVELOPMENT AGREEMENT [Intentionally omitted.]

EXHIBIT C PHASE 2 PRODUCT OPTION AGREEMENT [Intentionally omitted.]

EXHIBIT D REGISTRATION RIGHTS AGREEMENT [Intentionally omitted.]